   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1997


                                                      REGISTRATION NO. 333-31825
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                     DIVERSIFIED CORPORATE RESOURCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                TEXAS                                    7371                                 75-1565578
   (STATE OR OTHER JURISDICTION OF               (PRIMARY INDUSTRIAL                       (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NO.)

                     J. MICHAEL MOORE                                              M. TED DILLARD
                  CHIEF EXECUTIVE OFFICER                                             PRESIDENT
           DIVERSIFIED CORPORATE RESOURCES, INC.                        DIVERSIFIED CORPORATE RESOURCES, INC.
              12801 NORTH CENTRAL EXPRESSWAY                               12801 NORTH CENTRAL EXPRESSWAY
                         SUITE 350                                                    SUITE 350
                    DALLAS, TEXAS 75243                                          DALLAS, TEXAS 75243
                      (972) 458-8500                                               (972) 458-8500
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,                  (NAME, ADDRESS, INCLUDING ZIP CODE,
      INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL                       AND TELEPHONE NUMBER, INCLUDING
    EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)                    AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:


             MARK D. WIGDER, ESQ.                             LAWRENCE B. LOW, ESQ.
           GREGORY J. SCHMITT, ESQ.                           JAMES Y. M. WU, ESQ.
JENKENS & GILCHRIST, A PROFESSIONAL CORPORATION                GRAHAM & JAMES, LLP
         1445 ROSS AVENUE, SUITE 3200                     ONE MARITIME PLAZA, SUITE 300
              DALLAS, TEXAS 75202                        SAN FRANCISCO, CALIFORNIA 94111


                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                               PROPOSED MAXIMUM   PROPOSED MAXIMUM
              TITLE OF EACH                                     OFFERING PRICE        AGGREGATE          AMOUNT OF
           CLASS OF SECURITIES                AMOUNT TO BE            PER             OFFERING         REGISTRATION
            TO BE REGISTERED                 REGISTERED(1)         SHARE(2)           PRICE(2)            FEE(3)
Common Stock, $.10 par value               1,263,885 shares        $   10.00        $  12,638,850       $  3,829.57



(1) Includes 123,885 shares that may be purchased by the Underwriters to cover over-allotments, if any.



(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.



(3) Fees in the aggregate of $4,498.11 were paid with the initial filing on July 22, 1997 and Amendment No. 1 on September 2, 1997. No further Registration Fee is, therefore, due.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1997

THIS PRELIMINARY PROSPECTUS AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. UNDER NO CIRCUMSTANCES SHALL THIS PRELIMINARY PROSPECTUS CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES, IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH JURISDICTION.

                                1,140,000 SHARES


          [LOGO]
                             DIVERSIFIED CORPORATE RESOURCES, INC.

                                  COMMON STOCK


    Of the 1,140,000 shares of common stock, par value $0.10 per share (the "Common Stock"), offered hereby (the "Offering"), 825,900 shares are being sold by Diversified Corporate Resources, Inc., a Texas corporation (the "Company"), and 314,100 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Use of Proceeds."



    The Common Stock is approved for listing on the American Stock Exchange under the symbol "HIR." Prior to the Offering, the Common Stock was traded in the over-the-counter market and was listed in the pink sheets under the symbol "HIRE." Prior to the Offering, there has been a limited public market for the Company's Common Stock. On September 29, 1997, 2,200 shares of the Common Stock were traded and the last reported sales price, as reported by a market maker for the Common Stock, was $10.50 per share. See "Price Range of Common Stock."

                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                 PRICE       UNDERWRITING                  PROCEEDS TO
                                                                  TO         DISCOUNTS AND   PROCEEDS TO     SELLING
                                                                PUBLIC      COMMISSIONS(1)    COMPANY(2)   SHAREHOLDERS
Per Share..................................................  $   10.00      $    0.80        $   9.20      $   9.20
Total(3)...................................................  $  11,400,000  $      912,000   $  7,598,280  $ 2,889,720



(1) Excludes additional compensation to the Underwriters in the form of warrants granted to the Representative of the Underwriters to purchase 82,590 shares of Common Stock, exercisable over a period of four years commencing one year from the date of this Prospectus (the "Representative's Warrants"). In addition, the Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."



(2) Before deducting estimated expenses of $830,000 payable by the Company, including the Representative's non-accountable expense allowance, certain consulting fees to be paid following the closing of the Offering and expenses of the Selling Shareholders. See "Principal and Selling Shareholders" and "Underwriting."



(3) The Company has granted the Underwriters a 45-day option to purchase up to an additional 123,885 shares of Common Stock, solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Shareholders will be $12,638,850, $1,011,108, $8,738,022 and $2,889,720, respectively. See "Underwriting."

                            ------------------------


    The shares of Common Stock are offered severally by the Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of the certificates for the Common Stock will be made against payment therefor at the offices of Cruttenden Roth Incorporated, Irvine, California, on or about October 3, 1997.


                            ------------------------


                                     [LOGO]

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 30, 1997

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES HEREIN TO THE "COMPANY" REFER TO DIVERSIFIED CORPORATE RESOURCES, INC. AND ITS SUBSIDIARIES AND PREDECESSORS COLLECTIVELY. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION OR THE REPRESENTATIVE'S WARRANTS.

                                  THE COMPANY

    Diversified Corporate Resources, Inc. is an employment services firm that provides professional and technical personnel on a permanent, temporary and contract placement basis to high-end niche employment markets with a primary emphasis on the information technology ("IT") market. While the majority of the Company's revenues are derived from providing IT staffing solutions, the Company also fills other high-end niche employment positions in the engineering/technical, accounting/finance and professional/ technical sales disciplines. The Company offers permanent placement, temporary and contract staffing services in this broad variety of disciplines in order to position itself as a single source provider of solutions that meets all the high-end staffing needs of its clients. In addition to maintaining this competitively balanced business model, the Company focuses on recruiting qualified applicants for placement and enhancing its training capabilities. The Company manages its operations as a group of profit centers, each of which is incentivized to share leads and draw from each other's information resources, as well as to achieve strong independent performance. The Company serves its clients, including several Fortune 500 companies, through its network of offices located in Dallas, Houston and Austin, Texas, Atlanta, Georgia, Chicago, Illinois, Kansas City, Missouri and Raleigh, North Carolina.

    The employment services industry has experienced significant growth. According to a May 16, 1997 Staffing Industry Report, 1995 and 1996 revenues for the U.S. staffing industry and its segments were estimated at $63.7 billion and $74.4 billion, respectively, a 17% increase, and 1997 revenues are projected to be $86.6 billion, a 16% increase. Such growth reflects fundamental changes in the employer-employee relationship which have caused employers to impose heightened hiring criteria for permanent employees and have increased the demand for project-oriented contract hiring. These employers require the ability to outsource their staffing needs and the use of permanent, temporary or contract personnel to help them keep personnel costs variable, achieve maximum flexibility and avoid the negative effects of layoffs. These trends have been compounded by the ever increasing rate at which companies must respond to, and take advantage of, advances in IT, particularly because these advances create a significant corresponding need for access to professionals with up-to-date IT skills.

    The IT services industry has undergone and continues to undergo rapid evolution and growth. "IT" is a term that now encompasses not only computer and communications systems hardware but also the personnel who design, manage and maintain those systems. According to a May 16, 1997 Staffing Industry Report, 1995 and 1996 revenues for the IT services sector were estimated at $8.9 billion and $11.7 billion, respectively, a 31% increase, and 1997 revenues are projected to be $14.9 billion, a 27% increase.

    The growth of the IT services industry has been driven by: (i) businesses' increasing reliance on information technology as a strategic tool; (ii) the shift to distributed computing through the movement from mainframe to client/server environments; (iii) the fact that these computer networks are comprised of interdependent hardware and software products produced by a wide variety of independent vendors; and (iv) the integration of telecommunications and computers. As businesses struggle to integrate multiple processing platforms and software applications which serve an increasing number of end-users, systems and applications development has become increasingly challenging. Furthermore, as businesses continue to focus on their core competencies, but at the same time strive to operate more efficiently with fewer people, managing and planning staffing requirements to meet IT needs becomes more difficult. To keep up with these changes, companies are increasingly seeking employment services firms like the Company to provide IT professionals on a permanent, temporary or contract basis.

    The Company's objective is to become a nationally recognized leader in permanent placement and contract specific personnel solutions for high-end niche employment markets. The Company's business strategy is to: (i) maintain its high margin niche focus; (ii) build on its single source provider strategy for staffing services; (iii) focus on recruiting, management and retention of highly skilled professionals; (iv) improve and expand its training programs; and (v) broaden its geographic coverage. The Company believes that its business strategy will provide it with certain competitive advantages that will enable it to address the demands of the high-end niche employment markets it serves.

                                  THE OFFERING


Common Stock offered by:

    The Company.................................  825,900 shares

    The Selling Shareholders....................  314,100 shares

Common Stock to be outstanding after the
  Offering......................................  2,616,212 shares(1)

Use of Proceeds.................................  For enhancement of the Company's training facilities, for expansion and improvement
                                                  of its applicant database capabilities,
                                                  to retire certain factoring and/or other
                                                  credit facilities, for possible
                                                  acquisitions and for general corporate
                                                  purposes. See "Use of Proceeds."

American Stock Exchange symbol..................  "HIR"


------------------------


(1) Excludes an aggregate 315,000 shares of Common Stock reserved for issuance under options granted to certain members of management under the Company's 1996 Amended and Restated Nonqualified Stock Option Plan (the "1996 Stock Option Plan") and 82,590 shares of Common Stock issuable upon exercise of the Representative's Warrant. See "Management--Stock Option Plans" and "Underwriting."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                             SIX MONTHS
                                                        YEAR ENDED DECEMBER 31,            ENDED JUNE 30,
                                                   ----------------------------------  ----------------------
                                                      1994        1995        1996        1996        1997
                                                   ----------  ----------  ----------  ----------  ----------
OPERATING DATA:

Net service revenues.............................  $   15,233  $   19,358  $   27,430  $   13,027  $   15,653
Cost of services.................................      11,132      14,332      19,675       9,250      10,969
                                                   ----------  ----------  ----------  ----------  ----------
  Gross margin...................................       4,101       5,026       7,755       3,777       4,684

Selling, general and administrative
  expenses(1)....................................       4,147       4,497       5,703       2,707       3,717
Other income (expenses)..........................          62        (183)       (288)       (169)        (40)
                                                   ----------  ----------  ----------  ----------  ----------
  Income before income taxes and extraordinary
    item.........................................          16         346       1,764         901         927
Income taxes, net................................          --         (60)       (225)       (112)        (93)
Extraordinary item, net..........................         208         175         246          --          43
                                                   ----------  ----------  ----------  ----------  ----------
  Net income(1)..................................  $      224  $      461  $    1,785  $      789  $      877
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
Primary earnings per share(1)....................  $      .13  $      .26  $      .98  $      .43  $      .48
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
Weighted average common and common equivalent
  shares outstanding.............................   1,758,211   1,758,211   1,814,016   1,853,064   1,828,141
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------


                                                           AS OF DECEMBER 31,
                                                   ----------------------------------          AS OF
                                                      1994        1995        1996         JUNE 30, 1997
                                                   ----------  ----------  ----------  ----------------------
BALANCE SHEET DATA:

Cash and cash equivalents........................  $       46  $        6  $      613          $ 272
Working capital (deficit)........................      (1,142)     (1,060)         95           297
Total assets.....................................       2,563       3,007       5,204          6,563
Total liabilities................................       3,476       3,459       4,016          4,535
Stockholders' equity (capital deficiency)........        (913)       (452)      1,188          2,028

------------------------

(1) Included in selling, general and administrative expenses are litigation expenses of $12,000 and $237,000 for the six month periods ended June 30, 1996 and 1997, respectively. If such litigation expenses were excluded, net income would have been $801,000 and $1,114,000 and primary earnings per share would have been $0.43 and $0.61 for the six month periods ended June 30, 1996 and 1997, respectively.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK OF THE COMPANY INVOLVES CERTAIN RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY. CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS CONSTITUTES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT, AND SECTION 31E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "BELIEVE," "ANTICIPATE," "ESTIMATE," "PLAN" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS BELOW CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.

DEPENDENCE ON AVAILABILITY OF QUALIFIED PERSONNEL

    The Company depends upon its ability to attract, retain and place qualified personnel, particularly technical and professional personnel, who possess the skills and experience necessary to meet the staffing requirements of its clients. Competition for individuals with proven technical or professional skills is intense and demand for such individuals is expected to remain very strong for the foreseeable future. The Company must continually evaluate and upgrade its base of available qualified personnel to keep pace with changing client needs and emerging technologies. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers and upon economic terms acceptable to the Company or that the Company will be able to attract, retain and place qualified personnel who can meet client needs. See "Business--Competition."

LIMITED OPERATING HISTORY

    The Company reentered the permanent and contract professional placement business in 1993. Consequently, the Company has a limited operating history upon which prospective investors may base an evaluation of its performance. While the Company has been profitable and its revenues have grown in each of the last three fiscal years, there can be no assurance that the Company will continue to be profitable or that its revenues will continue to grow. See "The Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY

    The Company's periodic operating results have fluctuated in the past due to many factors. In view of the Company's significant growth in recent years, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. The Company's operating results are adversely affected when client facilities close due to holidays. In particular, the Company generally experiences a certain amount of seasonality in its fourth quarter due to the number of holidays in that period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."

COMPETITION

    The Company believes that the availability and quality of candidates, the quality of service, the scope of geographic service and the price of service are the principal elements of competition. Although the Company believes it competes favorably with respect to these factors, it expects competition to increase, and there can be no assurance that the Company will remain competitive. See "Business--Competition."

    The employment services industry is very competitive and fragmented. There are relatively limited barriers to entry and new competitors frequently enter the market. A number of the Company's competitors possess substantially greater resources than the Company. The Company faces substantial competition for potential clients and for technical and professional personnel from providers of outsourcing services, systems integrators, computer systems consultants, other providers of staffing services, temporary personnel agencies and search firms, ranging from large national companies to local employment staffing entities. Large national companies that offer employment staffing services include Robert Half International, Computer Horizons, Inc., and Alternative Resources Corporation. Other firms that the Company competes with include RCM Technologies, Professional Staff, Personnel Management, Joulet, ROMAC International, Inc., Source Services Corp., Data Processing Corp. and General Employment Enterprises. Local employment staffing entities are typically operator-owned, and each market generally has one or more significant competitors. In addition, the Company competes with national clerical and light industrial staffing firms that also offer temporary staffing services. These companies include Interim Services, Inc., Norrell Corporation, AccuStaff Incorporated and Olsten Corp. In addition, national and regional accounting firms also offer certain employment staffing services. Finally, the Company also faces the risk that certain of its current and prospective clients will decide to provide similar services internally. There can be no assurance that the Company will be able to continue to compete effectively with existing or potential competitors. See "Business--Competition."

POSSIBLE ADVERSE EFFECTS OF FLUCTUATIONS IN THE GENERAL ECONOMY

    Historically, the general level of economic activity has significantly affected the demand for the employment services provided by the Company and the employment services industry at large. As economic activity increases, temporary and contract personnel often are added to the work force before permanent employees are hired. During these periods of increased economic activity and generally higher levels of employment, the competition among staffing services firms for qualified temporary and contract personnel is intense. There can be no assurance that during these periods the Company will be able to recruit the temporary and contract personnel necessary to fill its clients' needs or that other competitive factors will not adversely affect the Company's results of operations or financial condition. Similarly, an economic downturn may adversely affect the demand for permanent, temporary and contract personnel and may have a material adverse effect on the Company's business, results of operations or financial condition.

RELIANCE ON KEY EXECUTIVES AND QUALIFIED OPERATING EMPLOYEES

    The Company is highly dependent on its key executive management and its regional/district managers. The Company expects that its continued success will largely depend upon the efforts and abilities of J. Michael Moore, the Company's Chairman of the Board and Chief Executive Officer, M. Ted Dillard, the Company's President, Douglas G. Furra, its Chief Financial Officer and its regional/district managers. The loss of services of Mr. Moore, Mr. Dillard, Mr. Furra or any other key executive for any reason could have a material adverse effect upon the Company. The Company's success also depends upon its ability to identify, develop and retain qualified operating managers, and recruiting and account management personnel. The Company expends significant resources in recruiting and training its employees, and the pool of available applicants for these positions is limited. There can be no assurance that the Company will continue to be able to identify, develop and retain qualified operating management and client servicing employees. In addition, the loss of some of the Company's operating management and client servicing employees could have a material adverse effect on the Company's operations, including the Company's ability to establish and maintain client relationships. See "Management--Employment Agreements."

ABILITY TO MANAGE GROWTH

    The Company has experienced significant recent growth and expansion. This rapid growth and expansion has placed and could continue to place a significant strain on the Company's management, resources and operating systems, and the failure to manage growth effectively could have a material adverse effect on the Company's business, results of operations or financial condition. See "Management."

IMPLEMENTATION OF BUSINESS STRATEGY AND ABILITY TO ACHIEVE GROWTH

    The Company's continued growth depends on a number of factors, including the ability to maintain profit margins in the face of competitive pressures and changing regulatory environments, the ability to continue to develop successful additional service offerings, the availability of sufficient working capital on commercially reasonable terms, the success of its continuing efforts to improve the recruitment, motivation and retention of its key executives, operating employees and applicants, the strength of demand in the Company's markets and the ability to develop and successfully expand and upgrade its information processing capabilities. The Company has developed a number of business strategies that are designed to continue the growth in the Company's business. However, there can be no assurance that the Company will be able to successfully implement such strategies, or that the Company's business strategies will produce the desired results. See "Business--Business Strategy."

    Where appropriate, the Company plans to pursue acquisitions of employment services firms. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into its operations, or expand into new markets. Once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as those historically achieved by the Company, or otherwise perform as expected. The Company is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. The Company competes for acquisition and expansion opportunities with entities that have substantially greater resources than the Company. In addition, acquisitions involve a number of special risks, such as diversion of management's attention, difficulties in the integration of acquired operations and retention of personnel, unexpected problems or legal liabilities and tax and accounting issues, some or all of which could have a material adverse effect on the Company's business, results of operations or financial condition. The Company currently has no definitive arrangements or understandings in effect regarding possible acquisitions.

DEPENDENCE ON CERTAIN CLIENTS; TERMINABILITY OF CLIENT ARRANGEMENTS

    The Company's largest client accounted for approximately 6.6% and 8.0% of revenues in fiscal 1995 and 1996, respectively. The Company's top ten clients accounted for approximately 21.8% of revenues in fiscal 1996. The loss of a significant client or clients could have a material adverse effect on the Company's business, results of operations or financial condition. Substantially, all of the Company's arrangements with clients are terminable by the client at will or on 30 days' notice and without any penalty. There can be no assurance that existing clients will continue to engage the Company's services at historical levels, if at all.

EMPLOYMENT LIABILITY RISK

    The Company employs and places people in the workplaces of other businesses. An inherent risk of such activity includes possible claims against the Company for errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, employment of illegal aliens, theft of client property, other criminal activity or torts and other claims. Damages to the Company's clients could arise from a variety of mistakes or failures to act by personnel placed by the Company (e.g., the negligent action or inaction of a computer technician could cause disruption to a client's management information systems or the mistake of an accountant could result in a client's financial statements being inaccurate). A failure of any Company employee or personnel to observe a client's or the Company's policies and guidelines intended to reduce exposure to these risks, or applicable federal, state, or local laws, rules and regulations, or other circumstances that cannot be predicted, could result in negative publicity, injunctive relief, and the liability of the Company for monetary damages or fines, or have other material adverse effects upon the Company. There can be no assurance that the Company will not experience such problems in the future. To reduce its exposure to these risks, the Company maintains insurance covering general liability and errors and omissions for contract and temporary placements. There can be no assurance that such insurance coverage will continue to be available economically in amounts adequate to cover any such liability. The Company is also exposed to potential claims with respect to the candidates it places on a permanent basis, particularly because of legal constraints and considerations that might make it difficult for the Company to perform background investigations into certain matters. See "Business--Insurance."

GOVERNMENT REGULATION

    The Company is required to pay a number of federal, state and local payroll and related costs, including unemployment taxes, workers' compensation and insurance, FICA and Medicare, among others, for its employees and personnel. Significant increases in the effective rates of any payroll related costs would likely have a material adverse effect upon the Company. The Company's costs could also increase as a result of health care reforms or the possible imposition of additional requirements and restrictions related to the placement of personnel. Recent federal and state legislative proposals have included provisions extending health insurance benefits to personnel who currently do not receive such benefits. There can be no assurance that the Company will be able to increase the fees charged to its clients in a timely manner and in a sufficient amount to cover increased costs, if any such proposals are adopted or that the Company will be able to adapt to future regulatory changes.

    In addition, most states require permanent placement firms to be licensed in order to conduct business. Such licenses may be revoked upon material noncompliance with state regulations. Any such revocations would have a material adverse effect on the business of the Company. Various government agencies have advocated proposals from time to time to license or regulate the placement of temporary personnel. The Company does not believe that such proposals, if enacted, would have a material adverse effect on its business. See "Business--Regulation."

CONCENTRATION OF OWNERSHIP


    Upon completion of the Offering, the Company's Chairman of the Board, Chief Executive Officer and principal shareholder, Mr. J. Michael Moore, will own, directly or indirectly, approximately 26.7% of the Company's outstanding shares of Common Stock. As a result, Mr. Moore will be able to exercise significant influence over almost all matters requiring shareholder approval. This concentration of ownership could have the effect of making it difficult for a third party to acquire control of the Company and may discourage third parties from attempting to do so. Further, future sales of substantial amounts of Common Stock by Mr. Moore, or the potential for such sales, could adversely affect the prevailing market price of the Common Stock. As security for a $2.25 million loan from Imperial Bank (the "Imperial Loan") USFG-DHRG L.P. No. 2, Inc. a/k/a DCRI L.P. No.2, Inc., an entity controlled by Mr. Moore (the "Controlling Shareholder"), has pledged 818,500 shares of Common Stock, representing approximately 45.7% of the outstanding shares of Common Stock as of July 31, 1997 and has granted Imperial Bank an option to acquire 75,000 shares of Common Stock (the "Imperial Option"). See "Principal and Selling Shareholders." The Controlling Shareholder is obligated to repay to Imperial Bank $750,000 of the Imperial Loan plus a prepayment of interest calculated through December 31, 1997, from the proceeds of shares of Common Stock sold by the Controlling Shareholder in the Offering. If, however, the Imperial Loan is not repaid pursuant to its terms, Imperial Bank may foreclose on such security interest, which could result in the transfer of Mr. Moore's significant influence over matters requiring shareholder approval to a third party. Mr. Moore and the Controlling Shareholder are defendants in an action filed by Ditto Properties Company which, if adversely decided, could result in liabilities which Mr. Moore and the Controlling Shareholder may seek to satisfy from the proceeds of the sale of Common Stock held by either of them. Such a sale could result in the transfer of Mr. Moore's significant influence over matters requiring shareholder approval to a third party. See "Business--Legal Proceedings," and "Principal and Selling Shareholders."

MANAGEMENT DISCRETION CONCERNING USE OF PROCEEDS

    The Company intends to use the net proceeds of the Offering for enhancement of the Company's training facilities, for expansion and improvement of its applicant database capabilities, to retire certain factoring and/or other credit facilities, for possible acquisitions and for general corporate purposes; however, management will have substantial discretion in the application of the net proceeds to be received by the Company. Pending such uses, the net proceeds will be invested in short-term, investment grade securities, certificates of deposit or direct guaranteed obligations of the United States government. See "Use of Proceeds."

POSSIBLE VOLATILITY OF STOCK PRICE

    The market price of the Common Stock could be subject to significant fluctuations in response to operating results of the Company, changes in general conditions in the economy, the financial markets, the employment services industry or other developments affecting the Company, its clients or its competitors, some of which may be unrelated to the Company's performance. See "Price Range of Common Stock."

OFFERING PRICE DETERMINATION; LIMITED PUBLIC MARKET


    The public offering price of the Common Stock was determined by arms-length negotiations among the Company, the Selling Shareholders and Cruttenden Roth Incorporated (the "Representative") and does not necessarily bear any relationship to assets, book value, earnings history or other investment criteria. The primary factors considered in determining such offering price included the trading price for and trading volume of the Company's Common Stock, the history of and prospects for the industry in which the Company competes, market valuation of comparable companies, market conditions for public offerings, the history of and prospects for the Company's business, the Company's past and present operations and earnings and the trend of such earnings, the prospects for future earnings of the Company, the Company's current financial position, an assessment of the Company's management, the general condition of the securities markets, the demand for similar securities of comparable companies and other relevant factors. Prior to the Offering, there has been a limited public market for the Company's Common Stock. The average daily trading volume of the Common Stock from January 8, 1997 through September 29, 1997 was 3,444 shares. The Common Stock has been approved for listing on the American Stock Exchange. There can, however, be no assurance that an active trading market will develop or that the prices at which the Common Stock will trade in the public market following the Offering will not be lower than the initial public offering price. See "Price Range of Common Stock" and "Underwriting."


ABSENCE OF DIVIDENDS

    The Company has never paid any cash dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, a significant subsidiary of the Company is prohibited under the terms of its revolving line of credit from paying dividends without the consent of the lender. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE


    No prediction can be made as to the effect, if any, that future sales of Common Stock will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of options or warrants, including the Representative's Warrants) in the public market following the Offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. Upon completion of the Offering, the Company will have 2,616,212 shares of Common Stock outstanding. Of this amount, 1,862,012 shares (1,985,897 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction. The remaining shares may only be sold pursuant to a registration statement under the

Securities Act, or an applicable exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144. The Company, and certain of its executive officers, directors and current shareholders have agreed that they will not, without the prior written consent of the Representative, directly or indirectly, offer, sell, contract to sell, grant any option to sell or otherwise dispose of any shares of Common Stock or other securities which are substantially similar to the Common Stock or securities convertible into or exercisable or exchangeable for any rights to purchase or acquire Common Stock or securities which are substantially similar to the Common Stock for a period of 365 days after the date of this Prospectus. See "Principal and Selling Shareholders," "Shares Eligible For Future Sale," and "Underwriting."

POSSIBLE ISSUANCE OF PREFERRED STOCK

    In addition to the Common Stock, the Company's Articles of Incorporation authorize the issuance of up to 1,000,000 shares of preferred stock. Immediately following the Offering, no shares of preferred stock of the Company will be outstanding, and the Company has no current plans to issue any shares of preferred stock. However, because the rights and preferences for any series of preferred stock may be set by the Board of Directors in its sole discretion, those rights and preferences may be superior to the rights of holders of the Common Stock and thus may adversely affect the rights of holders of Common Stock. See "Description of Capital Stock--Preferred Stock."

LIMITATION OF LIABILITY

    The Company's Articles of Incorporation provide that directors of the Company shall not be personally liable for monetary damages to the Company or its shareholders for a breach of fiduciary duty as a director, subject to limited exceptions. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the Articles of Incorporation could prevent the recovery of monetary damages against directors of the Company.

ACTUAL RESULTS MAY DIFFER FROM FORWARD-LOOKING STATEMENTS

    Statements in this Prospectus that reflect projections or expectations of future financial or economic performance of the Company, and statements of the Company's plans and objectives for future operations, including those relating to the Company's services and business strategies, are "forward-looking" statements. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such forward looking statements. Important factors that could result in such differences, in addition to the risk factors identified above, include: general economic conditions in the Company's markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; the level of competition experienced by the Company; the Company's ability to implement its business strategies and to manage its growth; and other factors that affect businesses generally.

                                  THE COMPANY


    Diversified Corporate Resources, Inc. is a Texas corporation that was incorporated in 1977 under the name of Diversified Human Resources Group, Inc. The Company changed its name in 1994 to its current name. The Company's Common Stock traded on the Nasdaq over-the-counter market from November 21, 1985 to December 31, 1991. Since that time and until the Offering, the Common Stock has been traded on the over-the-counter market and listed in the pink sheets. The Common Stock is approved for listing on the American Stock Exchange under the symbol "HIR."


    Prior to September 1991, the Company was primarily engaged in the permanent and temporary placement of professional personnel. In September 1991, the Company consummated four separate transactions relating to the sale of substantially all of the Company's assets. As consideration for the Company's agreements to sell its assets, the various purchasers: (i) executed interest bearing secured promissory notes that were payable to the Company over periods of three to six years; (ii) assumed various liabilities and obligations of the Company in connection with the purchased assets; and (iii) agreed to pay the Company a monthly royalty fee for six years equal to specified percentages of the gross revenues of the respective divisions. Between December 1992 and January 1994, the Company foreclosed on certain assets which secured the promissory notes issued to the Company and began its current permanent, temporary and contract staffing business.

    The Company's principal executive offices are located at 12801 North Central Expressway, Suite 350, Dallas, Texas 75243, and its telephone number is (972) 458-8500.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 825,900 shares of Common Stock offered by the Company hereby are estimated to be $6,768,280 ($7,883,245 if the Underwriters' over-allotment option is exercised in full), assuming an offering price of $10.00 per share, after deducting the underwriting discount, certain consulting fees to be paid following the closing of the Offering and estimated offering expenses. The Company will not receive any proceeds from the sale of 314,100 shares of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders" and "Underwriting."


    The Company intends to use its net proceeds from the Offering for enhancement of the Company's training facilities, for expansion and improvement of its applicant database capabilities, to retire certain factoring and/or other credit facilities, for possible acquisitions and for general corporate purposes. Pending such uses, the net proceeds will be invested in short term, investment grade securities, certificates of deposit or direct or guaranteed obligations of the United States government.

                                 CAPITALIZATION


    The following table sets forth as of June 30, 1997: (i) the capitalization of the Company; and (ii) the capitalization of the Company as adjusted to give effect to the sale of the 825,900 shares of Common Stock offered by the Company hereby at an offering price of $10.00 per share and the application of the estimated net proceeds to the Company therefrom as described under "Use of Proceeds." This information is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements of the Company, and related notes thereto, appearing elsewhere in this Prospectus.


                                                                                                JUNE 30, 1997
                                                                                          -------------------------
                                                                                           ACTUAL    AS ADJUSTED(1)
                                                                                          ---------  --------------

                                                                                               (IN THOUSANDS)
Cash and cash equivalents...............................................................  $     272   $      6,905
                                                                                          ---------  --------------
                                                                                          ---------  --------------
Current portion of long-term debt and other borrowings..................................  $     610   $        475
                                                                                          ---------  --------------
                                                                                          ---------  --------------
Long-term debt..........................................................................  $      67   $         67
Stockholders' equity:
  Preferred Stock, $1.00 par value; 1,000,000 shares authorized; no shares outstanding;
    no shares outstanding as adjusted...................................................     --            --
  Common Stock, $0.10 par value; 10,000,000 shares authorized; 1,785,312 shares
    outstanding; 2,611,212 shares outstanding as adjusted (1)...........................        203            286
  Additional paid-in capital............................................................      3,675         10,360
  Retained earnings (deficit)...........................................................     (1,424)        (1,424)
  Common stock held in treasury (245,849 shares) at cost................................       (185)          (185)
  Receivables from related party........................................................       (241)          (241)
                                                                                          ---------  --------------
      Stockholders' equity..............................................................      2,028          8,796
                                                                                          ---------  --------------
      Total capitalization..............................................................  $   2,095   $      8,863
                                                                                          ---------  --------------
                                                                                          ---------  --------------


------------------------


(1) Excludes an aggregate 315,000 shares of Common Stock reserved for issuance under options granted to certain directors and members of management under the Company's 1996 Stock Option Plan and 82,590 shares of Common Stock issuable upon exercise of the Representative's Warrant. See
    "Management--Stock Option Plans" and "Underwriting."

                          PRICE RANGE OF COMMON STOCK


    The Company's Common Stock is approved for listing on the American Stock Exchange under the symbol "HIR." The following table sets forth, for the periods indicated, the range of high and low closing sale prices for the Common Stock, which prices were obtained from a market maker for the Company's Common Stock.



                                                                                 HIGH        LOW
                                                                               ---------  ---------
FISCAL YEAR 1995
  1st Quarter................................................................  $     .13  $     .13
  2nd Quarter................................................................        .13        .13
  3rd Quarter................................................................        .25        .25
  4th Quarter................................................................        .25        .25

FISCAL YEAR 1996
  1st Quarter................................................................  $     .62  $     .25
  2nd Quarter................................................................       1.75        .50
  3rd Quarter................................................................       3.75       2.00
  4th Quarter................................................................       4.00       3.00

FISCAL YEAR 1997
  1st Quarter................................................................  $    8.00  $    2.50
  2nd Quarter................................................................       6.00       3.50
  3rd Quarter (through September 29, 1997)...................................      11.50       4.50


    The Company had approximately 180 holders of record of Common Stock as of July 31, 1997. While the Company knows that a number of beneficial owners of its Common Stock hold shares in street name, no estimate has been made as to the number of shareholders owning stock of the Company in street name.

                                DIVIDEND POLICY

    The Company has not paid any cash dividends on its stock since its inception. The Company expects that it will retain all available earnings generated by its operations for the development and growth of its business and does not anticipate paying any cash dividends in the foreseeable future. Any future determination as to dividend policy will be made in the discretion of the Board of Directors of the Company and will depend on a number of factors, including the future earnings, capital requirements, financial condition and future prospects of the Company and such other factors as the Board of Directors may deem relevant. In addition, a significant subsidiary of the Company is prohibited under the terms of its revolving line of credit from paying dividends without the consent of the lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                            SELECTED FINANCIAL DATA

    The following table sets forth selected financial data for the Company as of the dates and for the periods indicated. The selected financial data as of and for the years ended December 31, 1994, 1995 and 1996 have been derived from the audited consolidated financial statements of the Company. The selected financial data as of and for the periods ended June 30, 1996 and 1997 are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair statement of the results for such periods and as of such dates. All such adjustments are of a normal recurring nature. The results for the six months ended June 30, 1997, are not necessarily indicative of the results to be expected for the full fiscal year. In September 1991, the Company consummated the sale of substantially all of its assets. Between December 1992 and January 1994, the Company repossessed certain of those assets. See "The Company." Because no audited financial statements with respect to such assets are available for 1992 or 1993, and because such assets represented a substantial portion of the assets of the Company in 1992 and 1993, no financial information for 1992 and 1993 has been provided. The selected financial data should be read in conjunction with the Consolidated Financial Statements of the Company and notes thereto contained elsewhere in this Prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                             SIX MONTHS
                                                        YEAR ENDED DECEMBER 31,            ENDED JUNE 30,
                                                   ----------------------------------  ----------------------
                                                      1994        1995        1996        1996        1997
                                                   ----------  ----------  ----------  ----------  ----------

                                                           (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
OPERATING DATA:
Net service revenues.............................  $   15,233  $   19,358  $   27,430  $   13,027  $   15,653
Cost of services.................................      11,132      14,332      19,675       9,250      10,969
                                                   ----------  ----------  ----------  ----------  ----------
  Gross margin...................................       4,101       5,026       7,755       3,777       4,684

Selling, general and administrative
  expenses(1)....................................       4,147       4,497       5,703       2,707       3,717
Other income (expenses)..........................          62        (183)       (288)       (169)        (40)
                                                   ----------  ----------  ----------  ----------  ----------
  Income before income taxes and extraordinary
    item.........................................          16         346       1,764         901         927
Income taxes, net................................          --         (60)       (225)       (112)        (93)
Extraordinary item...............................         208         175         246          --          43
                                                   ----------  ----------  ----------  ----------  ----------
  Net income (1).................................  $      224  $      461  $    1,785  $      789  $      877
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------

Primary earnings per share (1)...................  $      .13  $      .26  $      .98  $      .43  $      .48
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
Weighted average common and common equivalent
  shares outstanding.............................   1,758,211   1,758,211   1,814,016   1,853,064   1,828,141
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------

                                                           AS OF DECEMBER 31,
                                                   ----------------------------------          AS OF
                                                      1994        1995        1996         JUNE 30, 1997
                                                   ----------  ----------  ----------  ----------------------
BALANCE SHEET DATA:
Cash and cash equivalents........................  $       46  $        6  $      613          $ 272
Working capital (deficit)........................      (1,142)     (1,060)         95           297
Total assets.....................................       2,563       3,007       5,204          6,563
Total liabilities................................       3,476       3,459       4,016          4,535
Stockholders' equity (capital deficiency)........        (913)       (452)      1,188          2,028

------------------------

(1) Included in selling, general and administrative expenses are litigation expenses of $12,000 and $237,000 for the six month periods ended June 30, 1996 and 1997, respectively. If such litigation expenses were excluded, net income would have been $801,000 and $1,114,000 and primary earnings per share would have been $0.43 and $0.61 for the six month periods ended June 30, 1996 and 1997, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE PRECEDING "SELECTED FINANCIAL DATA." MOREOVER, THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONALLY, THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO, AS WELL AS OTHER DATA INCLUDED IN THIS PROSPECTUS, SHOULD BE READ AND ANALYZED IN COMBINATION WITH THE ANALYSIS BELOW.

OVERVIEW

    Diversified Corporate Resources, Inc. is an employment services firm that provides professional and technical personnel on a permanent, temporary and contract placement basis to high-end niche employment markets with a primary emphasis on the information technology ("IT") market. While the majority of the Company's revenues are derived from providing IT staffing solutions, the Company also fills other high value-added employment positions in the engineering/technical, accounting/finance and professional/ technical sales disciplines. The Company offers permanent placement, temporary and contract staffing services in this broad variety of disciplines in order to position itself as a single source provider of solutions that meets all the high-end staffing needs of its clients. In addition to maintaining this competitively balanced business model, the Company focuses on recruiting qualified applicants for placement and enhancing its training capabilities. The Company manages its operations as a group of profit centers, each of which is incentivized to share leads and draw from each other's information resources, as well as to achieve strong independent performance. The Company serves its clients, including several Fortune 500 companies, through its network of offices located in Dallas, Houston and Austin, Texas, Atlanta, Georgia, Chicago, Illinois, Kansas City, Missouri and Raleigh, North Carolina.

    Fees for permanent placement of personnel are recognized as income at the time the applicants accept employment. Provision is made for estimated losses in realization (principally due to applicants failing to commence employment or not remaining employed for the guaranteed period). Revenue from specialty services and contract personnel placements is recognized upon performance of services by the Company. Cost of services consists of expenses for the operation of offices, principally commissions, direct wages paid to contract personnel and payroll taxes.

RESULTS OF OPERATIONS

    The following table sets forth the composition of the Company's net service revenues and certain items in the Company's consolidated statements of income as a percentage of net service revenues for the indicated periods:

                                                                                                  SIX MONTHS
                                                               YEARS ENDED DECEMBER 31,         ENDED JUNE 30,
                                                            -------------------------------  --------------------
                                                              1994       1995       1996       1996       1997
                                                            ---------  ---------  ---------  ---------  ---------
Revenues:
  Permanent placement.....................................       49.0%      47.1%      45.8%      45.8%      51.0%
  Specialty services......................................       18.9       21.8       27.2       25.8       24.7
  Contract placement......................................       32.1       31.1       27.0       28.4       24.3
                                                            ---------  ---------  ---------  ---------  ---------
    Net service revenues..................................      100.0      100.0      100.0      100.0      100.0
Gross margin..............................................       26.9       26.0       28.3       29.0       29.9
Selling, general and administrative expenses (1)..........       27.2       23.2       20.8       20.8       23.7
Other income (expenses)...................................        0.4       (1.0)      (1.1)      (1.3)      (0.3)
                                                            ---------  ---------  ---------  ---------  ---------
Income before taxes and extraordinary item................        0.1%       1.8%       6.4%       6.9%       5.9%
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------
    Net income (1)........................................        1.5%       2.4%       6.5%       6.1%       5.6%
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------

------------------------

(1) Included in selling, general and administrative expenses are certain litigation expenses which, if excluded, would have resulted in selling, general and administrative expenses as a percentage of net service revenues of 20.7% and 22.2% and net income as a percentage of net service revenues of 6.1% and 7.1% for the six month periods ended June 30, 1996 and 1997, respectively.

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 AND 1996

    NET SERVICE REVENUES. Net service revenues increased approximately $2.6 million or 20.2% to $15.7 million in the first six months of 1997, compared to $13.0 million for the comparable 1996 period. Permanent placement revenues increased approximately $2.0 million or 33.9% to $8.0 million for the first six months of 1997, compared to $6.0 million for the comparable 1996 period. Specialty service revenues increased approximately $506,000 or 15.0% to $3.9 million for the six months of 1997, compared to $3.4 million for the comparable 1996 period. Contract placement revenues increased approximately $99,000 or 2.7% to $3.8 million in the first six months of 1997, compared to $3.7 million for the comparable 1996 period. The increases in net service revenues were primarily attributable to the Company's continued focus on high margin, high-end niche employment markets, such as the information technology and engineering/ technical disciplines.

    GROSS MARGIN. Gross margin increased approximately $907,000 or 24.0% to $4.7 million in the first six months of 1997, compared to $3.8 million for the comparable 1996 period. Gross margin as a percentage of net service revenues increased to approximately 29.9% in the first six months of 1997, compared to approximately 29.0% for the comparable period in 1996, primarily due to an increase in permanent placement revenues.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased approximately $1.0 million or 37.3% to $3.7 million in the first six months of 1997, compared to $2.7 million for the comparable 1996 period. Selling, general and administrative expenses as a percentage of net service revenues increased to approximately 23.7% in the first six months of 1997, from approximately 20.8% for the comparable 1996 period. The increase was primarily the result of increased expenditures on the Company's back office to support the growth in sales, litigation expenses and an increase in the provision for uncollectible accounts. Included in these increases were increases in litigation expenses of approximately $225,000, provision for uncollectible accounts of approximately $185,000, and approximately $76,000 for the enhancement of the Company's training facilities.

    OTHER EXPENSES. Other expenses declined approximately $130,000 to $40,000 in the first six months of 1997, compared to approximately $170,000 for the comparable 1996 period. The decrease was the result of a decrease in the loss from joint venture operations, a decrease in interest expense as a result of a lower cost of funds and the collection of a receivable, previously written off, associated with a prior year sale of assets.

    INCOME TAXES. Income tax expense decreased approximately $19,000 to $93,000 in the first six months of 1997, compared to approximately $112,000 for the comparable 1996 period. The decrease resulted primarily from a first quarter 1997 credit of approximately $68,000 relating to an estimated prior year provision taken by the Company for state income tax expense.

    EXTRAORDINARY ITEMS. The extraordinary item-gain on debt restructuring, net of income taxes, of approximately $43,000 during the first six months of 1997 resulted from the Company settling certain prior year delinquent accounts payable on a discounted basis.

    NET INCOME. Net income increased approximately $88,000 or 11.1% to approximately $877,000 in the first six months of 1997, compared to approximately $789,000 for the comparable 1996 period.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

    NET SERVICE REVENUES. Net service revenues increased approximately 41.7% to $27.4 million in 1996, compared to $19.3 million for 1995. Permanent placement revenues increased approximately 37.8% to $12.6 million in 1996, compared to $9.1 million in 1995. Specialty service revenues increased approximately 77.0% to $7.4 million in 1996, compared to $4.2 million in 1995. Contract placement revenues increased approximately 22.9% to $7.4 million in 1996, compared to $6.0 million in 1995. The increases in revenues in 1996 were primarily attributable to the Company's continued focus on high margin, high-end niche employment markets as demonstrated by the redeployment of Company management and marketing resources and the opening of two new local offices (Austin, Texas and Raleigh, North Carolina) to service IT clients in those areas, further implementation of the Company's single source provider strategy through the continued training and development of the Company's local office management staff which resulted in sales growth within existing offices and continued demand for the Company's services.

    GROSS MARGIN. Gross margin increased approximately 54.3% to $7.8 million in 1996, compared to $5.0 million in 1995. Gross margin as a percentage of net service revenues increased to 28.3% in 1996 from 26.0% in 1995, primarily as a result of the Company's focus on higher margin business, particularly IT, and the Company implementing cost reduction programs allowing fixed costs to be spread over a larger revenue base.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased approximately 26.8% to $5.7 million in 1996, compared to $4.5 million in 1995; representing approximately 20.8% of 1996 revenues. The increase was primarily the result of increased marketing and recruiting expenses, increased expenditures on the Company's back office, including accounting, support staff and management information systems to support the Company's growth strategies, as well as the overall growth in the Company's business. Included in the increase in selling, general and administrative expenses was an increase in selling expenses of $261,000 in 1996 over the comparable period in 1995, an increase of $773,000 in general and administrative expenses, primarily for back office administration to support the Company's growth, and an increase of $172,000, primarily related to certain litigation matters. See "Business--Legal Proceedings."

    OTHER EXPENSES. Other expenses increased approximately $105,000 to $288,000 in 1996, compared to $183,000 in 1995, primarily due to increased losses from joint venture operations and a writedown of a long-lived asset.

    INCOME TAXES. Provisions for income taxes increased to approximately $225,000 in 1996 from approximately $60,000 in 1995, as a result of increases in the Company's taxable income.

    NET INCOME. Net income increased approximately 287.5% to $1.8 million in 1996, compared to $461,000 in 1995.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994

    NET SERVICE REVENUES. Net service revenues increased approximately 27.1% to $19.3 million in 1995, compared to $15.2 million in 1994. Permanent placement revenues increased approximately 22.1% to $9.1 million in 1995, compared to $7.4 million in 1994. Specialty service revenues increased approximately 46.2% to $4.2 million in 1995, compared to $2.9 million in 1994. Contract placement revenues increased approximately 23.4% to $6.0 million in 1995, compared to $4.9 million in 1994. The increases in revenues in 1995 were primarily attributable to the implementation of the Company's strategy to focus on high margin, high-end niche employment markets, the Company's expansion of its specialty service offerings in all of its offices as part of the Company's strategy to become a single source provider of staffing solutions and continued demand for the Company's services.

    GROSS MARGIN. Gross margin increased approximately 22.6% to $5.0 million in 1995, compared to $4.1 million in 1994. Gross margin as a percentage of net service revenues decreased to approximately 26.0% in 1995 from approximately 26.9% in 1994, primarily as a result of increases in employee payroll expenses, as well as specialty service and contract labor compensation, to meet competitive pressures.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased approximately 8.4% in 1995 to $4.5 million, compared to $4.1 million in 1994; representing approximately 23.2% of 1995 revenues. The increase was primarily the result of increased expenditures on the Company's back office, including accounting, support staff and management information systems, to support the Company's growth strategies, as well as the overall growth in the Company's business. Included in the increase in selling, general and administrative expenses was an increase in selling expenses of $114,000 in 1995 over the comparable period in 1994, and an increase of $236,000 in general and administrative expenses, primarily for back office administration to support the Company's growth.

    OTHER EXPENSES. Other expenses increased approximately $245,000 in 1995 to $183,000, compared to other income of $62,000 in 1994, primarily due to decreased gains on foreclosed assets, losses from joint venture operations and increased interest expense resulting from an increase in factored accounts receivable.

    INCOME TAXES. Provision for income taxes increased to approximately $60,000 in 1995 from zero in 1994, as a result of increases in the Company's taxable income.

    NET INCOME. Net income increased approximately 105.2% to $461,000 in 1995, compared to $224,000 in 1994.

QUARTERLY RESULTS

    The Company's quarterly operating results have varied in the past and can be expected to vary in the future. Fluctuations in operating results generally are caused by a number of factors, including changes in the Company's services mix, the degree to which the Company encounters competition in its existing or target markets, general economic conditions, the volume and timing of orders received during the period, sales and marketing expenses related to entering new markets, the timing of new service introductions by the Company or its competitors and changes in prices for services offered by the Company or its competitors. In addition, the Company generally experiences a certain amount of seasonality in its fourth quarter due to the number of holidays in that period.

    The following table presents selected quarterly financial information for the periods indicated. This information has been derived from unaudited Consolidated Financial Statements which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. These operating results are not necessarily indicative of results for any future period.

                                                                                THREE MONTHS ENDED
                                                   ----------------------------------------------------------------------------
                                                    MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,
                                                      1996         1996         1996         1996         1997         1997
                                                   -----------  -----------  -----------  -----------  -----------  -----------
                                                                                  (IN THOUSANDS)
Net service revenues.............................   $   6,214    $   6,813    $   7,228    $   7,175    $   7,279    $   8,374
Cost of services.................................       4,506        4,842        5,153        5,174        5,195        5,774
                                                   -----------  -----------  -----------  -----------  -----------  -----------
  Gross margin...................................       1,708        1,971        2,075        2,001        2,084        2,600
Selling, general and administrative expenses.....       1,227        1,382        1,604        1,490        1,926        1,791
Other income (expenses)..........................         (93)         (76)         (57)         (62)         (10)         (30)
                                                   -----------  -----------  -----------  -----------  -----------  -----------
  Income before income taxes and extraordinary
    item.........................................         388          513          414          449          148          779
Income (taxes) benefit, net......................         (50)         (62)         (77)         (36)          43         (136)
Extraordinary item...............................      --           --           --              246           43       --
                                                   -----------  -----------  -----------  -----------  -----------  -----------
  Net income.....................................   $     338    $     451    $     337    $     659    $     234    $     643
                                                   -----------  -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------  -----------

LIQUIDITY AND CAPITAL RESOURCES

    Working capital was approximately $297,000 at June 30, 1997, compared to working capital of approximately $95,000 at December 31, 1996. The increase in working capital of approximately $202,000 during the first six months of 1997 was primarily due to the profitable operations of the Company.

    Cash flow provided by operating activities of approximately $503,000 resulted primarily from the profitable operations of the Company during the first six months of 1997. The Company made capital expenditures of approximately $509,000 in the first six months of 1997, primarily to improve its computer systems, data base operations and back office operations. The Company borrowed approximately $144,000 on a line of credit to purchase computer equipment and other fixed assets to support its back office operations, and decreased its factored accounts receivable borrowings by $40,000.

    The Company has entered into factoring arrangements involving advances on its outstanding accounts receivable for fees ranging from 2% to 7% of factored receivables, based on the number of days the receivable is outstanding. The proceeds from factored accounts receivable were used to fund the operations of the Company's business during the first six months of 1997, and during 1996, 1995 and 1994. In addition, in 1996 a subsidiary of the Company entered into an accounts receivable based revolving line of credit agreement with a finance company, which replaced one of the Company's factoring arrangements. The term of the credit agreement is for one year but may be renewed if the subsidiary and lender so agree. Fees and interest are based on the monthly average outstanding balance under the line of credit. The amount available under the line of credit is based upon eligible accounts receivable up to a maximum aggregate amount not to exceed the lesser of 85% of the aggregate amount of eligible receivables or $1.0 million. The subsidiary had approximately $1.1 million in accounts receivable at June 30, 1997. All eligible receivables are pledged as collateral. Interest is payable monthly at prime plus 2.5% (11.0% at June 30, 1997) plus an administrative fee of 0.6% on the average daily outstanding balance during the preceding month. The loan requires that the monthly interest and administrative fees be at least $7,500. At June 30, 1997, borrowings under the line of credit amounted to approximately $226,000. The loan agreement requires such subsidiary to maintain positive cash flow (as defined) and net income of no less than $50,000 per quarter and restricts dividend payments and certain transactions of such subsidiary with its affiliates.

    In August 1996, the Company entered into a $300,000 line of credit agreement for the purchase of fixed assets. Interest is payable monthly at prime plus 2.5% (11.0% at June 30, 1997) and the fixed assets financed are pledged as collateral. The line of credit will convert into long-term debt upon $300,000 being advanced, depending on the Company's continued relationship with the lender. The long-term debt will have a five year term and bear interest monthly at prime plus 2.5%. In addition, the Company has pledged as collateral on this line of credit $450,000 of one of its subsidiary company's accounts receivable. The outstanding balance of approximately $242,000 under this line of credit is reflected in other short-term debt in the Consolidated Balance Sheet at June 30, 1997.

    The Company is continually evaluating various financing strategies to be utilized in expanding its business and to fund future growth or acquisitions. Management of the Company anticipates that the net proceeds from the Offering, combined with cash flow from operations, will provide adequate liquidity to fund its business growth plans and its operations for at least the next 12 months. It is anticipated that certain of the proceeds of the Offering will be used to retire certain factoring and/or credit facilities. Management of the Company anticipates that the cash flow from operations as well as its existing funding sources, in the absence of the completion of the Offering, will provide adequate liquidity to fund its existing operations for at least the next 12 months. See "Use of Proceeds."

    Inflation has not had a significant effect on the Company's operating results.

RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement 128"), which is effective for periods ending after December 15, 1997. Statement 128 specifies the computation, presentation and disclosure requirements for earnings per share ("EPS"). Some of the changes made to current EPS standards include: (i) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS; (ii) eliminating the modified treasury stock method and the three percent materiality provision; and (iii) revising the contingent share provision and the supplemental EPS data requirements. Statement 128 also requires dual presentation of basic and diluted EPS on the face of the income statement, as well as a reconciliation of the numerator and denominator used in the two computations of EPS. Basic EPS is defined by Statement 128 as net income from continuing operations divided by the average number of common shares outstanding without the consideration of common stock equivalents which may be dilutive to EPS. The Company's current methodology for computing its fully diluted EPS will not change in future periods as a result of its adoption of Statement 128.

    During June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 "Disclosure About Segments of an Enterprise and Related Information." Preliminary analysis of these new standards by the Company indicates that the standards will not have a material impact on the Company. The standards are effective for financial statements for fiscal years beginning after December 15, 1997.

                                    BUSINESS

OVERVIEW

    Diversified Corporate Resources, Inc. is an employment services firm that provides professional and technical personnel on a permanent, temporary and contract placement basis to high-end niche employment markets with a primary emphasis on the information technology ("IT") market. While the majority of the Company's revenues are derived from providing IT staffing solutions, the Company also fills other high value-added employment positions in the engineering/technical, accounting/finance and professional/ technical sales disciplines. The Company offers permanent placement, temporary and contract staffing services in this broad variety of disciplines in order to position itself as a single source provider of solutions that meets all the high-end staffing needs of its clients. In addition to maintaining this competitively balanced business model, the Company focuses on recruiting qualified applicants for placement and enhancing its training capabilities. The Company manages its operations as a group of profit centers, each of which is incentivized to share leads and draw from each other's information resources, as well as to achieve strong independent performance. The Company serves its clients, including several Fortune 500 companies, through its network of offices located in Dallas, Houston and Austin, Texas, Atlanta, Georgia, Chicago, Illinois, Kansas City, Missouri and Raleigh, North Carolina.

INDUSTRY OVERVIEW

    The employment services industry has experienced significant growth. According to a May 16, 1997 Staffing Industry Report, 1995 and 1996 revenues for the U.S. staffing industry and its segments were estimated at $63.7 billion and $74.4 billion, respectively, a 17% increase, and 1997 revenues are projected to be $86.6 billion, a 16% increase. Such growth reflects fundamental changes in the employer-employee relationship which have caused employers to impose heightened hiring criteria for permanent employees and have increased the demand for project-oriented contract hiring. These employers require the ability to outsource their staffing needs and the use of permanent, temporary or contract personnel to help them keep personnel costs variable, achieve maximum flexibility and avoid the negative effects of layoffs. These trends have been compounded by the ever increasing rate at which companies must respond to, and take advantage of, advances in IT, particularly because these advances create a significant corresponding need for access to professionals with up-to-date IT skills.

    The IT services industry has undergone and continues to undergo rapid evolution and growth. "IT" is a term that now encompasses not only computer and communications systems hardware but also the personnel who design, manage and maintain those systems. According to a May 16, 1997 Staffing Industry Report, 1995 and 1996 revenues for the IT services sector were estimated at $8.9 billion and $11.7 billion, respectively, a 31% increase, and 1997 revenues are projected to be $14.9 billion, a 27% increase.

    The growth of the IT services industry has been driven by: (i) businesses' increasing reliance on information technology as a strategic tool; (ii) the shift to distributed computing with the movement from mainframe to client/server environments; (iii) the fact that these computer networks are comprised of interdependent hardware and software products produced by a wide variety of independent vendors; and (iv) the integration of telecommunications and computers. As businesses struggle to integrate multiple processing platforms and software applications which serve an increasing number of end-users, systems and applications development has become increasingly challenging. Furthermore, as businesses continue to focus on their core competencies, but at the same time strive to operate more efficiently with fewer people, managing and planning staffing requirements to meet IT needs becomes more difficult. To keep up with these changes, companies are increasingly seeking employment services firms like the Company to provide IT professionals who can manage the integration of computers, operating systems, networks and voice and data systems, as well as programming, hardware and software system design and development, LAN management, Internet Web site development and management or project staffing.

    IT and engineering/technical projects tend to be significantly longer and more rigorously defined and require longer-term, more highly-skilled personnel services than traditional temporary staffing placements. At the same time, these IT and engineering/technical services offer the opportunity for higher profitability than clerical and light industrial staffing because of the high value-added nature of IT and engineering/ technical personnel, the expanding demand for such qualified personnel and the limited number of sufficiently skilled personnel to fill these positions. The recruiting and retention of qualified IT and engineering/technical professionals is, therefore, a challenge common to all companies in the IT and engineering/technical employment services industries. Competitive companies have increased advertising and recruiting efforts and are implementing strategies that utilize recruiting teams, the Internet, full employment benefits, referral bonuses and specialized training programs.

    As a result of the continued growth and acceptance of using contract personnel, including IT and engineering/technical personnel, management believes that clients will demand expanded services from their staffing providers. Management believes that a key characteristic of outsourcing is providing convenience, flexibility and efficiency to clients and, in that regard, clients will increasingly prefer to have their permanent, temporary and contract staffing needs all satisfied by the same provider.

BUSINESS STRATEGY

    The Company's objective is to become a nationally recognized leader in permanent placement and contract specific personnel solutions for high margin, high-end niche employment markets. The key elements of Company's business strategy are:

    MAINTAIN HIGH MARGIN NICHE FOCUS. The Company serves its clients by delivering services across disciplines, such as: IT, engineering/technical, financial/accounting and professional/technical sales, which generally provide higher margins. The Company plans to continue to build on its existing strengths by focusing management time and resources on higher margin services in markets where the demand for the Company's services are strong. For example, in March 1996, the Company opened a new office in Austin, Texas which focuses exclusively on the IT and engineering/technical disciplines. Furthermore, to provide its clients with personnel with the most up-to-date technical skills possible, the Company plans to implement its Train International programs, which will provide training to its applicants.

    SINGLE SOURCE PROVIDER STRATEGY. The Company has endeavored to offer services in many of the employment disciplines required by its clients. By responding to its clients' needs, the Company maintains strong client relationships and leverages its existing operating overhead to expand its service offerings to existing clients. The Company plans to continue to build and expand on its core disciplines of IT, engineering/technical, financial/accounting and professional/technical sales services by providing trained professionals in evolving areas within these disciplines. At the same time, the Company believes that offering the full range of contract, permanent and temporary professional personnel across all of its disciplines is as important as offering a variety of disciplines. The Company believes that this approach will position it as a single source provider of staffing services and will give the Company the ability to respond to changes in its market and, to a limited extent, fluctuations in the demand for staffing services.

    FOCUS ON RECRUITING, MANAGEMENT AND RETENTION OF APPLICANTS. The recruiting, management and retention of skilled professionals in the IT, engineering/technical, financial/accounting and professional/ technical sales disciplines is one of the main challenges for all companies in the employment services industry. The Company plans on meeting this challenge with an approach which includes: (i) aggressive direct marketing to targeted groups, such as professional associations and industry trade groups; (ii) building its SearchNet data base system to enhance the Company's ability to track applicants and to internally share applicant information across the Company's profit centers;
(iii) the use of the Internet to attract applicants; (iv) offering competitive wage and benefit packages; and (v) improving and expanding its training programs.

    ENHANCEMENT OF TRAINING PROGRAMS. Clients are demanding better trained applicants to fill their staffing needs as well as continued training for their own employees in order to keep pace with technological change. The Company currently offers training programs at its corporate offices and plans to further fill these needs by offering training and certification courses at Company operated training centers. Management believes that through the Company's Train International programs the Company can: (i) increase its ability to provide more qualified high margin applicants to meet its clients' needs; (ii) offer training to its clients' existing employees on developments in their respective fields of interest; and (iii) further enhance its recruiting and retention of professionals by offering programs that allow them to update their marketable skills. Training is anticipated to encompass a full range of skill enhancements from basic orientations through formal certification processes.

    BROADEN GEOGRAPHIC COVERAGE. Currently the Company serves its clients in selected markets. While the Company continues to expand its service offerings in these markets, management believes that further growth can be achieved through expansion into certain additional markets. The Company plans to open an office in Los Angeles, California by the end of 1997, and other additional offices in 1997 and 1998 to grow its core permanent placement and contract placement business. This will complement the Company's recent opening of new offices in Austin, Texas (March 1996) and Raleigh, North Carolina (October 1996), and allow better servicing of those clients with geographically dispersed operations but which desire single source consistency in fulfilling their staffing requirements. As another part of this strategy, the Company will continue to examine opportunities to acquire complementary employment services businesses in certain geographic markets.

CURRENT BUSINESS ACTIVITIES

    The Company operates along functional lines of permanent and contract placement of professional personnel. Specialty services, consisting of temporary placements, are offered to the Company's permanent placement clients as part of the Company's single source provider strategy. The permanent placement of professional personnel is generally characterized by specified search parameters and goals. The contract placement of IT and engineering/technical personnel is generally a more project specific business, with IT and engineering/technical personnel of the Company undertaking well defined projects for time periods generally ranging from four weeks to a year or more. The Company believes that its focus on high margin, high-end niche employment markets, its single source provider strategy, its emphasis on recruiting and retention of qualified applicants and its plan to pursue improved and expanded training programs will provide it with certain competitive advantages.

    PERMANENT PLACEMENT SERVICES

    The Company is currently engaged in providing permanent placement services in Dallas, Houston and Austin, Texas, Atlanta, Georgia, Chicago, Illinois and Raleigh, North Carolina. The Company offers these services in the following selected core disciplines:

    - Information Technologies--Services include systems design, programming and network analysis, as well as consulting, conversions, software development and information systems disaster control.

    - Engineering/Technical--Services include process engineering, industrial engineering and manufacturing services, as well as software design and maintenance and related information technology services. Technical areas serviced include environmental, construction, plastics, chemical, telecommunications, computer hardware, food and metals.

    - Financial/Accounting--Services include recruitment and placement of financial managers.

    - Professional/Technical Sales--Services range from placement of technical sales/marketing personnel to recruitment and placement of management personnel.

    As part of the Company's strategy to be a single source provider of employment services to its clients, the Company recently began providing permanent clerical and administrative personnel to its existing clients, primarily to support professional staff and executive management of those clients. The Company is also involved in the recruitment and placement of medical personnel, including doctors, nurses and therapists.

    The Company usually enters into written contracts with clients specifying its fee arrangements prior to undertaking any permanent placement services on behalf of such clients. Fees range from 15% to 35% of the newly placed employee's first year's annual salary. Although these fees are usually paid by the employer, in certain instances such fees are paid by the newly placed employee. The Company often offers its clients a 30 day guarantee of permanent professional placements during which the Company agrees to replace, without additional charge to the client, any newly placed employee who leaves such job. If the Company is unable to replace the employee, it will generally refund the client's fee or a prorated portion thereof depending upon the circumstances.

    SPECIALTY SERVICES

    As part of its single source provider strategy, the Company also provides specialty services to its clients consisting of the placement of temporary personnel in all of the Company's disciplines. These services have grown out of demand from the Company's permanent placement clients to fill temporary employment needs without incurring the associated costs of hiring, training or providing employee benefits or to fill permanent employment needs with applicants only after having had that applicant work for the client prior to committing to a permanent hire. Personnel needs that can be filled by temporary or temporary-to-permanent employees are primarily caused by vacation, illness, resignation, increases in work volume, the need to staff special projects and a desire for pre-screening of permanent hires.

    An order for the Company's specialty services is typically generated as a result of a referral from the Company's existing permanent placement clients or as a result of the Company's marketing efforts. The Company obtains from the client a description of the order and uses this information to select an appropriate individual from the Company's data base of available temporary personnel. Clients request temporary personnel for periods generally ranging from one day to several weeks. The Company generally receives notice of the assignment from 30 minutes to three days in advance. The Company charges clients an hourly rate for temporary personnel. Substantially all temporary personnel assigned by the Company are Company employees and the Company pays all employment costs, including hourly wages, unemployment taxes, social security taxes and fringe benefits. The Company generally offers clients a guarantee period during which the Company will refund the client's payment if the client notifies the Company that it is dissatisfied with the employee's performance, and the Company is unable to replace the employee.

    CONTRACT PLACEMENT SERVICES

    Substantially all of the Company's contract placement services relate to IT. The Company provides these services primarily in the Dallas, Texas, Kansas City and St. Louis, Missouri and Denver, Colorado markets. The Company's IT personnel provide services in the following areas:

    - project management

    - systems analysis, development and design

    - product implementation

    - systems migration and conversions

    - technical writing

    - documentation support

    - functional support

    - company educational and project planning

    - testing

    - systems and network administration

    - hardware, network and software evaluation services

    Contract engagements are generally project oriented and typically last from four weeks to one year or more. The Company usually enters into written contracts with clients after becoming an approved vendor. Services are then provided on a time and materials or purchase order basis. The Company provides individualized attention to each of its clients and develops and designs tailored service programs based on its clients' unique needs. All contract personnel assigned by the Company are Company employees. To assure that its recruits provide clients with the highest degree of value-add possible, the Company plans to provide training programs to its applicants.

    CUSTOMERS

    The Company has provided personnel and human resource solutions to several Fortune 500 companies and many of the nation's largest companies, including: DSC Communications, Hitachi America, American Airlines, Compaq Computer Corp., Mobil Oil, Dr. Pepper/7-UP, Texas Instruments, MCI, Fidelity Investments, Blockbuster, DST Systems, MBNA, Informix and TU Electric.

    RECRUITING

    The Company recruits qualified applicants primarily through referrals from other applicants and through newspaper advertising, its applicant data base, job fairs and various media advertisements. The Company maintains extensive records on qualified applicants. In order to attract permanent, temporary and contract assignment candidates, the Company places emphasis upon its ability to provide attractive placement opportunities, competitive compensation, quality and varied assignments and scheduling flexibility. The recruiting of skilled IT, engineering/technical, financial/ accounting and professional/technical sales professionals is a central challenge for participants in the industry and management believes that it has positioned the Company to address this challenge in the future with an approach which includes: (i) aggressive direct marketing to targeted groups, such as professional associations and industry trade groups;
(ii) building its SearchNet data base system to enhance the Company's ability to track applicants and to internally share applicant information across the Company's profit centers; (iii) the use of the Internet to attract applicants;
(iv) offering competitive wage and benefit packages; and (v) improving and expanding its training programs.

    The Company's professional personnel qualifying procedures include interviewing, testing and reference checking. These procedures also enable the Company to categorize its professional personnel by preference for job location, hours and work environment. In order to attract high quality professional employees, the Company grants paid vacations, holidays and other benefits for temporary professional employees who work a specified minimum number of hours for the Company.

    TRAINING

    The Company has begun to expand and improve its training of its applicant pool. Train International programs contemplated to be offered in the future include but are not limited to:

    - Training in Various Software Applications

    - Self-Paced Training for Support Personnel

    - Internet/Intranet Network Training Programs

    - Manufacturing Processes and Systems Certification and Training

    - E-mail and Groupware

    - Database/SpreadSheet

    - Graphics and Desk Top Publishing

    - Word Processing

    - Certified Network Engineers

    - Certified Network Administrators

    - Power Point Application

    - Microsoft Programs

    - Windows 95

    - Lotus Notes

    - C++

    - Visual Basic

    The Company plans on offering these services to its clients' employees and the Company's applicant pool on a fee basis. Train International's first classroom facility was completed during the second quarter of 1997. Its classroom facilities feature state-of-the-art computer equipment. Eventually, the Company plans to have Train International training facilities in several locations.

    MARKETING

    The Company's marketing efforts are largely implemented at the local office level and are focused on high margin, high-end niche employment markets. Historically, the Company's permanent placement, temporary and contract services marketing efforts have relied primarily on telephone solicitation, referrals from other Company offices (each of which is incentivized to share leads and draw from each other's information resources) and, to a lesser extent, on direct mail, yellow pages and newspaper advertising. Increasingly, however, client visits have begun to play a more important role in the Company's permanent placement, temporary and contract services marketing efforts. The Company's contract placement marketing efforts have largely involved the Company's efforts to become an approved vendor to prospective clients. This process generally involves a rigorous review of the Company's fitness to meet the staffing demands of prospective clients and, management believes, creates a marketing advantage for the Company.

    OTHER OPERATIONS AND SERVICES

    The Company formed Preferred Funding Corporation ("PFC") as a wholly-owned subsidiary in 1994, for the purpose of providing financing to its other subsidiary companies. To date, PFC has facilitated borrowings by the Company, and recently arranged an accounts receivable based revolving line of credit for another subsidiary of the Company with an unaffiliated finance company at lower rates than those available to the Company from traditional factoring sources. Management of the Company believes it can reduce the Company's overall cost of funds (which are relatively high because of the Company's reliance on factoring) thereby improving the Company's consolidated operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

COMPETITION

    The Company believes that the availability of qualified candidates, the quality of service, the scope of geographic service and the price of service are the principal elements of competition. The Company believes that availability of qualified applicants is an especially important facet of competition. Because many candidates pursue other employment opportunities on a regular basis, it is important that the Company respond to market conditions affecting applicants. Although the Company believes it competes favorably with respect to these factors, it expects competition to increase, and there can be no assurance that the Company will remain competitive.

    The employment services industry is very competitive and fragmented. There are limited barriers to entry and new competitors frequently enter the market. A number of the Company's competitors possess substantially greater resources than the Company. The Company faces substantial competition for potential clients and for technical and professional personnel from providers of outsourcing services, systems integrators, computer systems consultants, other providers of staffing services, temporary personnel agencies and search firms, ranging from large national companies to local employment staffing entities. Large national companies that offer employment staffing services include Robert Half International, Computer Horizons, Inc. and Alternative Resources Corporation. Other firms that the Company competes with include RCM Technologies, Professional Staff, Personnel Management, Joulet, ROMAC International, Inc., Source Services Corp., Data Processing Corp. and General Employment Enterprises. Local employment staffing entities are typically operator-owned, and each market generally has one or more significant competitors. In addition, the Company competes with national clerical and light industrial staffing firms that also offer temporary staffing services. These companies include Interim Services, Inc., Norrell Corporation, AccuStaff Incorporated and Olsten Corp. In addition, national and regional accounting firms also offer certain employment staffing services. Finally, the Company also faces the risk that certain of its current and prospective clients will decide to provide similar services internally. There can be no assurance that the Company will be able to continue to compete effectively with existing or potential competitors.

REGULATION

    Most states require permanent placement firms to be licensed in order to conduct business. Such licenses may be revoked upon material noncompliance with state regulations. Any such revocations would have a material adverse effect on the business of the Company. The Company believes that it is in substantial compliance with all such regulations and possesses all licenses necessary to engage in the placement of permanent personnel in the jurisdictions in which it does business. Various government agencies have advocated proposals from time to time to license or regulate the placement of temporary personnel. The Company does not believe that such proposals, if enacted, would have a material adverse effect on its business. See "Risk Factors--Government Regulation."

EMPLOYEES

    In addition to the temporary and contract personnel from time to time employed by the Company for placement with clients, the Company had approximately 300 full-time employees as of June 30, 1997. Of these employees, approximately 265 were personnel consultants and office managers paid on a commission basis and approximately 35 were administrative and executive salaried employees. The Company also from time to time retains consultants on a contract basis. The Company considers its relations with its employees to be good.

    The Company emphasizes initial and ongoing training of its counselors and managers. The primary focus of such training is on marketing the Company's placement services as well as recruiting, qualifying and hiring applicants.

INSURANCE

    The Company maintains a number of insurance policies. Its general liability policy has aggregate coverage of $2.0 million, with a $1.0 million limit per occurrence. The Company maintains an automobile liability policy with a combined single coverage limit of $1.0 million. The Company also carries an excess liability policy, which covers liabilities that exceed the policy limits of the above policies, with an aggregate and a per occurrence limit of $2.0 million. The Company also maintains professional liability and errors and omissions policies, each with aggregate coverage of $500,000, covering certain liabilities that may arise from the actions or omissions of its contract and temporary personnel. There can be no assurance that any of the above coverages will be adequate for the Company's needs. The Company currently maintains key man life insurance on each of Mr. Moore and Mr. Dillard in the amount of $1.0 million. See "Risk Factors--Employment Liability Risk."

PROPERTIES

    As of December 31, 1996, the Company leased approximately 41,600 square feet in one building in Dallas, Texas; the terms of such leases and its amendments range from four years to seven years. The Company also leases approximately 17,000 square feet in Houston, Texas, 5,200 square feet in Austin, Texas, 2,000 square feet in Kansas City, Missouri, 10,000 square feet in Atlanta, Georgia, 3,000 square feet in Chicago, Illinois and 2,000 square feet in Raleigh, North Carolina. Such leases generally range from three to five years. The current cost of all of the Company's office leases is approximately $1,185,000 per annum.

    The Company believes that all of its present facilities are adequate for its current needs and that additional space is available for future expansion upon acceptable terms.

LEGAL PROCEEDINGS

    In September 1996 a lawsuit (the "Suit") was filed by Ditto Properties Company ("Ditto Properties"), whose manager is a business associate of J. Michael Moore, against the Controlling Shareholder, J. Michael Moore individually and USFG/DHRG L.P. No. 1 (collectively, the "Defendants").

    The Suit alleges, among other things, that the Defendants fraudulently induced Ditto Properties to sell 899,200 shares (the "Shares") of Common Stock to the Controlling Shareholder and failed to perform under the related Stock Purchase Agreement dated March 26, 1993 (the "Stock Purchase Agreement"). The Suit asks for injunctive relief and damages but also had sought to rescind the Stock Purchase Agreement. However, summary judgment on the issue of rescission was granted in favor of the Controlling Shareholder and Ditto Properties' rescission claim was dismissed on June 2, 1997.

    Because the Company believes that the Suit has interfered with certain of the Company's business activities, the Company filed a separate lawsuit against Ditto Properties on October 7, 1996. This lawsuit seeks in excess of $100,000,000 in damages and the reimbursement of certain expenses.

    The Company has incurred legal expenses on its own behalf and on behalf of the Defendants in an effort to prevent potential adverse impact of the Suit on the Company. The Controlling Shareholder and Mr. Moore have entered into an agreement with the Company pursuant to which Mr. Moore has agreed to reimburse any legal fees and expenses deemed personal in nature by the Board of Directors. The Board of Directors determined that approximately 50% of such legal fees paid through October 24, 1996 should be reimbursed by the Controlling Shareholder and that all of such fees after that date should be reimbursed to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Relationships and Related Transactions" and Notes to the Company's Consolidated Financial Statements.

    Pursuant to the terms of an agreed order entered by the court in the Suit, the Controlling Shareholder has deposited $1.5 million with the special master appointed by the court. The funds for such deposit were obtained pursuant to the Imperial Loan. The Controlling Shareholder has agreed to pay the Representative certain fees for arranging the Imperial Loan. See "Underwriting."


    In September 1996, a lawsuit was filed in Texas State Court, in Dallas County, by Billie Jean Tapp ("Ms. Tapp"), since joined by her then husband Gary
K. Steeds ("Mr. Steeds"), against the Company, two of the Company's subsidiaries, Management Alliance Corporation ("MAC") and Information Systems Consulting Corp. ("ISCC") and three of the Company's then officers and directors (J. Michael Moore, M. Ted Dillard and Donald A. Bailey).


    In their lawsuit, Ms. Tapp and Mr. Steeds (former employees of the Company) each allege that the Company breached an agreement purporting to convey up to 20% of the issued and outstanding shares of the MAC and ISCC subsidiaries to each of Ms. Tapp and Mr. Steeds, pursuant to a vesting schedule set forth in such agreement, and certain other alleged agreements. They allege damages for the fair market value of such shares in which they were vested and other damages for breach of contract, conspiracy and tortious conduct, as well as mismanagement, misappropriation of corporate assets and self-dealing by Company officers and directors. The Company has asserted that a final contract never existed and that an agreement was never reached, believes that Ms. Tapp's and Mr. Steeds' claims are without merit, has filed an answer and counterclaim against Ms. Tapp and a third party petition against Mr. Steeds and is vigorously defending the lawsuit. In addition, the Company believes that even if such alleged agreements had been reached, based upon the vesting schedule, any potential damages of Ms. Tapp and Mr. Steeds would not have a material adverse effect on the Company. The Company has currently moved to dismiss certain of Ms. Tapp's and Mr. Steeds' claims on summary judgment.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the current directors and executive officers of the Company, and its wholly-owned subsidiary Management Alliance Corporation, as of June 30, 1997.


NAME                                      AGE                                    POSITION
------------------------------------      ---      ---------------------------------------------------------------------

J. Michael Moore....................          50   Chairman of the Board and Chief Executive Officer

M. Ted Dillard......................          44   President, Secretary, Treasurer and Director

Douglas G. Furra....................          36   Chief Financial Officer

Anthony J. Bruno....................          61   President, Management Alliance Corporation

James L. Woo........................          46   Executive Vice President, Management Alliance Corporation

Samuel E. Hunter....................          62   Director


------------------------

    MR. J. MICHAEL MOORE has served as the Chairman of the Board of Directors of the Company since May 1991. Mr. Moore has served as Chief Executive Officer of the Company since May 1993. He has been President and Chief Executive Officer of United States Funding Group, Inc., a Texas corporation ("USFG"), since 1986. USFG has been involved in acquiring, from the Resolution Trust Corporation and the Federal Deposit Insurance Corporation, real estate and notes secured primarily by real estate, located within the United States. Mr. Moore is the sole shareholder of USFG-DHRG L.P. No. 2, Inc., a Texas corporation.

    MR. M. TED DILLARD has served on the Board of Directors of the Company since August 1991. Mr. Dillard has served as President of the Company since October 1996. Mr. Dillard served as the Chief Financial Officer of the Company from January 1994 to June 1997. He has been Secretary and Treasurer of the Company since January 1994, and was Controller of the Company from June 1990 to January 1994. Prior to his employment with the Company, Mr. Dillard held various SEC reporting, tax and accounting positions with publicly held companies, such as Pratt Hotel Corporation (an owner and operator of casinos and hotels) and Dixico Incorporated (formerly a packaging manufacturer), as well as senior financial management roles at various private companies. Mr. Dillard is a Certified Public Accountant and worked for a national accounting firm for approximately two years, and is also a Certified Management Accountant and Certified Financial Planner.

    MR. DOUGLAS G. FURRA has been the Chief Financial Officer of the Company since June 1997. From January 1992 to April 1997, Mr. Furra was the audit manager on the Company's audits by Weaver and Tidwell, L.L.P., the Company's previous independent auditors. Mr. Furra was employed by Weaver and Tidwell, L.L.P. from 1985 until June 1997. Mr. Furra is a Certified Public Accountant.

    MR. ANTHONY J. BRUNO has been the President of Management Alliance Corporation since August 1996. Prior to that he was a regional Manager of Management Alliance Corporation from June 1995 to August 1996. He has over thirty years of industry experience and is the author of several training manuals, planners and motivational tapes and has held seminars and in-house training sessions all over the world. Mr. Bruno is a Certified Personnel Consultant, Certified Temporary Staffing Specialist, and Certified International Personnel Consultant. He is a recipient of the Hall of Fame Award from the National Association of Personnel Consultants.


    MR. JAMES L. WOO has been the Executive Vice President of Management Alliance Corporation, since August 1996. Prior to that time he has been employed by the Company since 1980 in various management positions.

    MR. SAMUEL E. HUNTER was elected to the Board of Directors of the Company on February 28, 1997. Since 1993, Mr. Hunter has served as managing director for equities trading for Ormes Capital Markets, Inc. From 1989 to 1993 he served as managing director of Invemed Associates in New York City. From 1986 to 1989 he served as a senior vice president of Drexel Burnham Lambert, Inc.

    Directors of the Company hold office until the next annual meeting of shareholders and until their respective successors are elected and have qualified, or until their earlier resignation or removal. Subject to any applicable employment agreement provisions, all officers are appointed by, and serve at the discretion of, the Board of Directors of the Company.

OTHER SIGNIFICANT EMPLOYEES

    MR. SCOTT M. HIGBY joined the Company in October 1978 and has been primarily involved in the management of operations that specialize in the placement of hardware/software engineers, manufacturing and design engineers and is the President of EMSR, Inc., a subsidiary of the Company.

    MR. JAMES A. MERCHANT joined the Company in 1990 and has been the General Manager of the Dallas office of Information Systems Consulting Corporation, a wholly-owned subsidiary of the Company, since 1993. Prior to joining the Company, Mr. Merchant served as Sales Manager at Uccel Corporation (a mainframe software provider) from 1980 to 1986 and, prior to that, as Supervisor of MIS Operations at Atlantic Richfield Corporation, from 1965 to 1980.

    MS. SUZANNE C. PORTER has been Vice-President and Houston Division Manager since 1986. Ms. Porter joined the Company in 1977.

    MR. JOHN E. WILSON has been the head of the Company's Train International division since October 1996. Prior to that time, Mr. Wilson worked for Tandy Corporation from 1979 through 1996. From 1993 through 1996 Mr. Wilson was director of Software Training for Tandy, where he supervised over 100 training classrooms. From 1991 to 1993 Mr. Wilson was Regional Manager for Tandy's Computer City division and served in various other capacities prior to that time.

COMPOSITION OF THE BOARD OF DIRECTORS


    Pursuant to the terms of the Company's Articles of Incorporation and Bylaws, the Board of Directors has the power to set the number of directors by resolution. The Company intends to maintain at least two independent directors on its Board of Directors. Mr. Hunter serves as an independent director and Mr. Donald A. Bailey served as an independent director until his resignation on September 30, 1997. The Company has agreed with the American Stock Exchange to use its best efforts to add to the Board of Directors an additional independent director (the "New Director") by October 25, 1997.


COMMITTEES OF THE BOARD OF DIRECTORS

    Working committees of the Board of Directors include the Audit Committee and the Compensation Committee. The Board of Directors does not have a standing Nominating Committee.


    AUDIT COMMITTEE. The Company established an Audit Committee on April 10, 1997, consisting of Messrs. Bailey and Hunter. The New Director will replace Mr. Bailey on the Audit Committee. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.



    COMPENSATION COMMITTEE. The Company established a Compensation Committee on April 10, 1997, consisting of Messrs. Bailey and Hunter. The New Director will replace Mr. Bailey on the Compensation

Committee. The Compensation Committee will determine the compensation of the Company's executive officers. The Compensation Committee administers the Company's 1996 Stock Option Plan and makes all determinations as to grants of stock options under the 1996 Stock Option Plan.


    OTHER COMMITTEES. The Board of Directors may establish other committees as deemed necessary or appropriate from time to time, including, but not limited to, an Executive Committee of the Board of Directors.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with Messrs. Moore and Dillard which provide that: (i) compensation payable to Mr. Moore and Mr. Dillard be not less than $150,000 per annum and $125,000 per annum, respectively; (ii) the term of employment for each shall be for three years commencing January 1, 1997; (iii) Mr. Moore shall be the Chief Executive Officer of the Company and shall report to the Board of Directors of the Company; (iv) Mr. Dillard shall be the President of the Company and shall report to Mr. Moore;
(v) both individuals shall have the right to participate in all of the benefit, bonus and incentive compensation plans of the Company; and (vi) in the event either Mr. Moore or Mr. Dillard is terminated for other than cause (as defined in their respective agreements), then he shall be entitled to the continuation of his compensation for the remainder of the term of his agreement plus an additional 12 months.

    The Company contemplates entering into an employment agreement with Mr. Furra which will provide that: (i) compensation payable to Mr. Furra will be $96,000 per annum; (ii) the term of employment shall be for one year commencing June 1, 1997, and renewing for successive one year terms unless either the Company or Mr. Furra determine not to renew; (iii) Mr. Furra shall be the Chief Financial Officer of the Company; (iv) Mr. Furra shall receive options pursuant to the Company's 1996 Stock Option Plan for the purchase of 30,000 shares of Common Stock to be exercisable on the following dates, in the following amounts, and for the following exercise prices: (A) on May 31, 1998, 10,000 shares of Common Stock at $4.00 per share and (B) on May 31, 1999 and 2000, 10,000 shares of Common Stock at the lesser of $8.00 per share or the price per share at which the Company first effectuates a public sale of its Common Stock in 1997 or 1998 using an investment banking firm chosen by the Board of Directors (the Offering will be such a public sale); and (v) Mr. Furra shall have the right to participate in all of the benefit, bonus and incentive compensation plans of the Company and its subsidiaries at the discretion of the Compensation Committee of the Board of Directors.

    Management has entered into a preliminary agreement with Scott M. Higby, the President of EMSR, Inc., for an equity arrangement pursuant to which Mr. Higby will be granted stock options that will vest over a four year period. The option calls for a nominal exercise price whereby Mr. Higby may exercise options granting him up to 25% of the stock of EMSR, Inc. on a prorata basis over a four year period. No agreement has been executed with Mr. Higby with respect to the final terms of this arrangement.

    The Company has entered into preliminary discussions with John E. Wilson concerning an equity arrangement whereby it is contemplated that Mr. Wilson may earn stock options or another equity interest to acquire up to 25% of the stock of a subsidiary to be formed to conduct the Company's Train International business, which is now being conducted as an operation within an existing wholly owned subsidiary of the Company. It is contemplated that these stock options would vest over a period to be determined, would have a nominal exercise price and would be subject to certain conditions including operating performance of the subsidiary. No agreement has been executed with Mr. Wilson with respect to the final terms of this arrangement.

COMPENSATION OF DIRECTORS

    Nonemployee members of the Board of Directors currently receive $1,000 for each Directors' meeting attended. Members of the Board of Directors who are also employees of the Company currently receive

$500 for each Directors' meeting attended. As of the year ended December 31, 1996, $5,500 of Directors' fees owed to Messrs. Moore ($1,000), Bailey ($2,500) and Dillard ($2,000), respectively, had been accrued but not paid for 1996 and 1995. Nonemployee directors are also eligible for stock option grants under the 1996 Stock Option Plan. See "--Stock Option Plans."

EXECUTIVE COMPENSATION

    The following table summarizes certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's three other most highly compensated executive officers (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                            COMPENSATION
                                                                                          LONG-TERM AWARDS
                                                        ANNUAL COMPENSATION              -------------------
                                            -------------------------------------------      SECURITIES
                                                                       OTHER ANNUAL          UNDERLYING            ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR     SALARY($)   BONUS ($)   COMPENSATION ($)(1)  OPTIONS/SARS (#)(2)    COMPENSATION($)
-------------------------------  ---------  ---------  -----------  -------------------  -------------------  -------------------
J. Michael Moore...............       1996  $ 117,000   $  37,585        $   1,500              155,000            $  --
  Chairman and Chief                  1995     87,000       7,996            1,000               50,000               --
  Executive Officer                   1994     61,500      --                1,500               --                   --

M. Ted Dillard.................       1996  $ 111,314   $  27,216        $   1,500              105,000            $  --
  President, Secretary                1995     78,000       2,962            1,000               50,000               --
  and Treasurer                       1994     61,500      --                1,500               --                   --

Anthony J. Bruno(3)............       1996  $  56,625   $  15,000        $  50,500               --                $  --
  President, Management               1995     --          --               49,305               --                   --
  Alliance Corporation                1994     --          --               --                   --                   --

James L. Woo(4)................       1996  $  96,000   $  13,188        $  --                   --                $  --
  Executive Vice-President,           1995     81,000      --               --                   --                   --
  Management Alliance                 1994     59,340      10,961           --                   --                   --
  Corporation

------------------------

(1) Includes perquisites and other personal benefits if value is greater than the lesser of $50,000 or 10% of reported salary and bonus. Includes directors fees for each of Mr. Moore and Mr. Dillard of $1,500, $1,000 and $1,500 in 1996, 1995 and 1994, respectively.

(2) All options granted in 1996 were granted pursuant to the Company's 1996 Stock Option Plan.

(3) Mr. Bruno became a full-time consultant of the Company in June 1995. Mr. Bruno was named President of Management Alliance Corporation, a wholly-owned subsidiary of the Company, in August 1996. Amounts shown under Other Annual Compensation reflect amounts paid to Mr. Bruno in his capacity as a full-time consultant, including a housing allowance of $3,000 in 1996.

(4) Mr. Woo became the Executive Vice-President of Management Alliance Corporation, a wholly-owned subsidiary of the Company, in August 1996.

STOCK OPTION GRANTS DURING 1996

    The following table provides information with respect to the Named Executive Officers concerning the grant of options to acquire Common Stock in 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZABLE
                                                                                                        VALUE OF ASSUMED
                                                           INDIVIDUAL GRANTS                                 ANNUAL
                                   -----------------------------------------------------------------  RATES OF STOCK PRICE
                                     NUMBER OF         % OF TOTAL                                       APPRECIATION FOR
                                     SECURITIES       OPTIONS/SARS                                           OPTION
                                     UNDERLYING        GRANTED TO          EXERCISE                          TERM(2)
                                    OPTIONS/SARS        EMPLOYEES           OR BASE      EXPIRATION   ---------------------
NAME                               GRANTED (#)(1)    IN FISCAL YEAR      PRICE ($/SH)       DATE       5% ($)     10% ($)
---------------------------------  --------------  -------------------  ---------------  -----------  ---------  ----------
J. Michael Moore.................       155,000              59.6%                (3)      12-31-01   $  53,475  $  119,970
M. Ted Dillard...................       105,000              40.4%                (4)      12-31-01   $  36,225  $   81,270
Anthony J. Bruno.................        --                --                 --             --          --          --
James L. Woo.....................        --                --                 --             --          --          --

------------------------

(1) All of the options granted to Named Executive Officers in 1996 were granted under the Company's 1996 Stock Option Plan.

(2) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of the Company's Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission ("SEC") and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock. The Board of Directors determined that the market price for the Common Stock on the date of grant was equal to $2.50 per share, based on the limited liquidity of the Common Stock.

(3) The options are immediately exercisable for 77,500 shares of Common Stock at an exercise price of $2.50 per share. Subject to Mr. Moore being an officer or director of the Company on the relevant dates, the remaining options will become exercisable on the following dates, in the following amounts, and for the following exercise prices: (a) December 31, 1997, 46,500 shares of Common Stock, $4.00 per share; and (b) December 31, 1998, 31,000 shares of Common Stock, the lesser of $8.00 per share or the price per share at which the Company first effectuates a public sale of its Common Stock in 1997 or 1998 using an investment banking firm chosen by the Board of Directors (the Offering is such a public sale).

(4) The options are immediately exercisable for 52,500 shares of Common Stock at an exercise price of $2.50 per share. Subject to Mr. Dillard being an officer or director of the Company on the relevant dates, the remaining options will become exercisable on the following dates, in the following amounts, and for the following exercise prices: (a) December 31, 1997, 31,500 shares of Common Stock, $4.00 per share; and (b) December 31, 1998, 21,000 shares of Common Stock, the lesser of $8.00 per share or the price per share at which the Company first effectuates a public sale of its Common Stock in 1997 or 1998 using an investment banking firm chosen by the Board of Directors (the Offering is such a public sale).

AGGREGATED STOCK OPTION/SAR EXERCISES DURING 1996 AND STOCK OPTION/SAR VALUES
  AS OF DECEMBER 31, 1996

    The following table sets forth information with respect to the Chief Executive Officer and the Named Executive Officers concerning the exercise of options during 1996 and unexercised options held as of December 31, 1996:

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                            NUMBER OF SECURITIES
                                                                                 UNDERLYING
                                                                                 UNEXERCISED         VALUE OF UNEXERCISED
                                                                               OPTIONS/SARS AT     IN-THE-MONEY OPTIONS/SARS
                                                                                   FISCAL             AT FISCAL YEAR END
                                                                               YEAR END (#)(1)             ($)(1)(2)
                                             SHARES                         ---------------------  -------------------------
                                           ACQUIRED ON          VALUE           EXERCISABLE/             EXERCISABLE/
NAME                                      EXERCISE (#)      REALIZED ($)        UNEXERCISABLE            UNEXERCISABLE
--------------------------------------  -----------------  ---------------  ---------------------  -------------------------
J. Michael Moore......................         --                --              127,500/77,500          $  100,000/$0
M. Ted Dillard........................         --                --              102,500/52,500          $  100,000/$0
Anthony J. Bruno......................         --                --                  --                       --
James L. Woo..........................         --                --                  --                       --

------------------------

(1) The amounts under the headings entitled "Exercisable" reflect vested options as of December 31, 1996 and the amounts under the headings entitled "Unexercisable" reflect options that have not vested as of December 31, 1996.

(2) Values stated are pre-tax and net of cost. The Board of Directors determined that the market price for the Common Stock on December 31, 1996 was equal to $2.50 per share, based on the limited liquidity of the Common Stock.

STOCK OPTION PLANS


    1995 STOCK OPTIONS. In October 1995, options to purchase 50,000 shares of Common Stock were granted to each of the following: J. Michael Moore, the Chairman of the Board and Chief Executive Officer of the Company, M. Ted Dillard, President, Secretary, Treasurer, and director of the Company, and Donald A. Bailey, a former director of the Company. These options were exercised in April of 1997 and were not granted pursuant to the 1996 Stock Option Plan.


    AMENDED AND RESTATED 1996 NONQUALIFIED STOCK OPTION PLAN. The Diversified Corporate Resources, Inc. Amended and Restated 1996 Nonqualified Stock Option Plan (the "1996 Stock Option Plan") was adopted by the Board of Directors on December 27, 1996 and ratified on April 10, 1997. The 1996 Stock Option Plan terminates on December 27, 2006. The purpose of the 1996 Stock Option Plan is to enable the Company to obtain and retain the services of the types of employees and officers who will contribute to the Company's long range success and to provide incentives which are linked directly to increases in share value which will inure to the benefit of all shareholders of the Company. Options granted under the 1996 Stock Option Plan will be stock options not intended to qualify for incentive stock option treatment ("Non-Qualified Stock Options" or "Options"). The 1996 Stock Option Plan is not required to be qualified under
Section 401(a) of the Internal Revenue Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Under the 1996 Stock Option Plan, Non-Qualified Stock Options may be granted to employees (including officers and Directors) of the Company or a parent or subsidiary of the Company (approximately 500 persons at June 30, 1997).

    The 1996 Stock Option Plan authorizes the granting of Non-Qualified Stock Options to optionees to purchase Common Stock. A total of 450,000 shares of Common Stock (subject to certain adjustments) have been reserved for sale upon the exercise of Non-Qualified Stock Options to be granted under the

1996 Stock Option Plan. As of June 30, 1997, Non-Qualified Stock Options for 315,000 shares had been granted under the 1996 Stock Option Plan. If a Non-Qualified Stock Option expires fully or partially unexercised, the shares then subject to such Option are available for later grant. In the event of a change in the number of shares outstanding as a result of a declaration of a stock dividend or any recapitalization resulting in a stock split-up, combination or exchange of shares, there shall be a proportionate adjustment in the shares available for grant and the shares subject to outstanding Options.

    The 1996 Stock Option Plan is administered by the Compensation Committee or in the absence of a Compensation Committee by a committee composed of officers of the Company selected by the Board of Directors. Subject to the provisions of the 1996 Stock Option Plan, the Compensation Committee has authority to determine all terms and provisions under which Options are granted pursuant to the 1996 Stock Option Plan, including, without limitation, (i) the number of shares subject to each Option; (ii) when the Option becomes exercisable; (iii) the vesting schedule for each grant; (iv) the exercise price; and (v) the duration of the Option, which cannot exceed ten years. An Option granted under the 1996 Stock Option Plan is not transferable by the optionee except by will or by the laws of descent and distribution and is exercisable during the lifetime of the optionee only while the optionee is in the employ of the Company or within specified periods of time after termination of employment. The 1996 Stock Option Plan does not impose any specific vesting requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1996, no executive officer of the Company served as a director, or member of the Compensation Committee of another entity whose executive officers served as a director, or on the Compensation Committee of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During 1996 and 1995, the Company paid various expenses on behalf of Mr. Moore or various entities that he controls in the amount of approximately $160,000 and $25,000, respectively. As these amounts are to be repaid by Mr. Moore, they have been recorded as receivables. Of the $160,000 in 1996, approximately $105,000 (which represents approximately 50% of the total legal expense) relates to litigation defense associated with the Ditto Properties Suit. See "Business--Legal Proceedings." With respect to the $105,000, Mr. Moore has executed a non-interest bearing promissory note to the Company which has a maturity of the earlier of a public offering of the Company's Common Stock or December 31, 1997. The balance of the $160,000 consists of approximately $24,000 of advances and approximately $31,000 of interest bearing notes. These notes bear interest at 10% and require monthly principal and interest payments over 36 months. None of these receivables are collateralized. The $105,000 note and the $24,000 of advances are reported as receivables from related party in the Stockholders' Equity section of the Consolidated Balance Sheet. Since December 31, 1996, the Company has continued to pay various litigation and other expenses of Mr. Moore and the Controlling Shareholder which as of June 30, 1997 aggregated an additional $112,000, and at June 30, 1997 totalled $241,000. The $31,000 of notes are included in notes receivable--related party, and at June 30, 1997 totalled $26,500.

    In January 1996, the Company loaned $25,000 to United States Funding Group Oil and Gas, Inc., an entity wholly owned by Mr. Moore. Such loan was evidenced by a promissory note bearing interest at the rate of 1% per month on the unpaid balance due in monthly installments. In addition, a 10% loan origination and administration fee was charged. As of March 31, 1997, this note has been paid in full.

    During January 1995, the Company entered into a joint venture agreement with CFS, Inc., for the purpose of providing personnel services to certain businesses requiring minority suppliers and others. CFS, Inc. is a minority operated corporation, which because of its status, supplies services to clients requiring a certain portion of its business to be allocated to minority owned and operated vendors. The Company provides CFS, Inc. with personnel and contract labor on a subcontractor basis. Laurie Moore, the wife of

J. Michael Moore, the Chief Executive Officer and Chairman of the Board of the Company, owned 49% of CFS, Inc. The majority shareholder of CFS, Inc. purchased the 49% ownership interest of Ms. Moore, pursuant to a transaction which was made effective retroactive to January 1, 1995. Ms. Moore received no monetary gain on her investment in CFS, Inc. or on this transaction. The Company has a 49% ownership interest in the joint venture and is allocated 65% of the net income or loss resulting from the joint venture operations. The joint venture had assets of approximately $150,000 and liabilities of approximately $361,000 at December 31, 1996. The joint venture recorded net losses for the years ended December 31, 1996 and 1995, respectively of approximately $139,000 and $74,000. Accordingly, the Company recognized approximately $90,000 and $48,000, respectively, in losses from joint venture operations in the Consolidated Statement of Operations for the year ended December 31, 1996 and 1995.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of July 31, 1997 by (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (ii) each of the Company's directors; (iii) each of the executive officers named in the Summary Compensation Table; (iv) all directors and executive officers of the Company as a group; and (v) all Selling Shareholders. The address of each person listed below is 12801 N. Central Expressway, Suite 350, Dallas, Texas 75243, unless otherwise indicated.


                                                                                            PERCENTAGE OF
                                                                                        OUTSTANDING SHARES (2)
                                                                                    ------------------------------
                                                             NUMBER OF
                                                              SHARES      SHARES
                                                            BENEFICIALLY   BEING       PRIOR TO          AFTER
NAME OF BENEFICIAL OWNER                                       OWNED      OFFERED      OFFERING        OFFERING
----------------------------------------------------------  -----------  ---------  ---------------  -------------
J. Michael Moore..........................................   1,026,700(3)   175,000         55.0%          28.8%

USFG-DHRG L.P. No. 2, Inc.................................     899,200(4)   175,000         50.2           24.8

Donald R. Ditto, Sr.......................................     125,000(5)        --          7.0            4.8

M. Ted Dillard............................................     102,500(6)        --          5.6            3.8

Gary K. Steeds............................................      93,500(7)        --          5.2            3.6

Donald A. Bailey..........................................      89,600(8)    64,100          5.0              *

Samuel E. Hunter..........................................       7,500(9)        --            *              *

Imperial Bank.............................................      75,000(10)    75,000          4.2           0.0

All directors and executive officers as a group
  (6 persons)(1), (2), (3), (6), (9)......................   1,136,700     250,000          59.1           32.3


------------------------

* Represents less than 1% of outstanding Common Stock.

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below and subject to applicable community property laws.


(2) Except for the percentages of certain parties that are based on presently exercisable options which are indicated in the following footnotes to the table, the percentages indicated are based on 1,790,312 shares of Common Stock issued and outstanding on July 31, 1997 and 2,616,212 shares issued and outstanding subsequent to the completion of the Offering and assume no exercise of the Underwriters' over-allotment option or the Representative's Warrant. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares purchasable within the next 60 days underlying such options are outstanding.


(3) Includes the shares beneficially owned by the Controlling Shareholder (as J. Michael Moore owns all of the capital stock of the Controlling Shareholder) as described below in note 4, and 77,500 shares of Common Stock issuable upon exercise of options within 60 days. In addition, Mr. Moore has transferred 25,000 shares of Common Stock to various other parties but has advised the Company that he has retained voting power with respect to such shares. The Percentage of Outstanding Shares shown as owned by Mr. Moore After the Offering assumes the exercise of the Imperial Option in conjunction with the Offering (as set forth in footnote 4 below) but not the exercise of the Hunter Option (as set forth in footnote 4 below). The Number of Shares Beneficially Owned by Mr. Moore and the resulting Percentage of Outstanding Shares Prior to the Offering have not been adjusted to reflect the exercise of either the Imperial Option or the Hunter Option.

(4) The 899,200 shares (the "Shares") were acquired by the Controlling Shareholder from Ditto Properties pursuant to the Stock Purchase Agreement which is the subject of the Suit. Ditto Properties has also filed a Schedule 13D claiming that it is the beneficial owner of the Shares based on an assumed successful outcome of Ditto Properties' rescission claim in the Suit. The trial court, however, has granted the Controlling Shareholder's motion for summary judgment seeking dismissal of Ditto Properties' rescission claim. See "Business--Legal Proceedings."


   The Controlling Shareholder has granted a security interest in 818,500 of the Shares as security for the Imperial Loan. The Controlling Shareholder, however, holds sole voting and investment power with respect to these shares, subject to the rights retained by Imperial Bank in connection with the Imperial Loan. In addition to a security interest granted in such shares, the loan documents prohibit the Controlling Shareholder from selling, transferring or encumbering such shares without the consent of Imperial Bank, other than a portion of such shares to be sold pursuant to this Offering to satisfy a portion of the Imperial Loan and other obligations of the Controlling Shareholder. In connection with the Imperial Loan, the Controlling Shareholder has granted to Imperial Bank options (collectively, the "Imperial Option") to purchase 75,000 shares of Common Stock owned by the Controlling Shareholder for $.01 per share. The Imperial Option expires on July 23, 2002. The Controlling Shareholder has granted an option (the "Hunter Option") to Samuel E. Hunter, a director of the Company, to purchase an aggregate of 20,000 shares of Common Stock for $5.00 per share, which option expires on July 31, 2000. The Hunter Option vests at certain intervals over a three year period and is subject to the approval of the disinterested members of the Board of Directors. The Percentage of Outstanding Shares shown as owned by the Controlling Shareholder After the Offering assumes the exercise of the Imperial Option but not the Hunter Option. The Number of Shares Beneficially Owned by the Controlling Shareholder and the resulting Percentage of Outstanding Shares Prior to the Offering have not been adjusted to reflect the exercise of either the Imperial Option or the Hunter Option.


   The address of the Controlling Shareholder is 12801 N. Central Expressway,
    Ste. 260, Dallas, TX 75243.

(5) Does not include Ditto Properties' alleged beneficial ownership of the Shares discussed above in note 4. Ditto Properties has asserted in the Suit and in the Schedule 13D discussed above in note 4 that Donald R. Ditto, Sr. is the beneficial owner of the Shares (as manager of Ditto Properties) by virtue of its claim for rescission which has been dismissed. The Company is also currently contesting Mr. Ditto's ownership of 100,000 of the shares listed in the above table. The address of Mr. Ditto is Route 2, Box 21633, Winnsboro, Texas 75494.

(6) Includes 52,500 shares of Common Stock issuable upon the exercise of options within 60 days. Pursuant to an agreement between Mr. Moore, Mr. Dillard and the Controlling Shareholder, Mr. Dillard has the right to acquire a 10% ownership interest in the Controlling Shareholder, pursuant to a vesting schedule, over a four year period.

(7) The address of Mr. Steeds is 5528 Inverrary, Dallas, Texas 75287. The Company is currently contesting Mr. Steeds ownership of these shares.

(8) Includes 7,500 shares of Common Stock issuable upon the exercise of options within 60 days, and 18,000 shares owned by Mrs. Bailey of which Mr. Bailey disclaims beneficial ownership. The address of Mr. Bailey is 2351 W. Northwest Highway, Suite 3120, Dallas, Texas 75220.

(9) Includes 2,500 shares of Common Stock issuable upon the exercise of options granted by the Company within 60 days but excludes 20,000 shares of Common Stock issuable upon exercise of the Hunter Option. The address of Mr. Hunter is 55 Broadway, 10th Floor, New York, NY 10006.

(10) Includes 75,000 shares of Common Stock which may be obtained pursuant to the Imperial Option. See footnote 4 above. The address of Imperial Bank is 9920 S. La Cienega Blvd., Suite 636, Inglewood, California 90301.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the Offering, the Company will have outstanding 2,616,212 shares of Common Stock. All of the shares of Common Stock sold in the Offering may be sold without restriction, unless they are purchased by affiliates of the Company. 754,200 shares of Common Stock outstanding prior to completion of the Offering (the "Restricted Shares") may be sold only if they are registered under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. The Company, and certain of its executive officers, directors and current shareholders have agreed that they will not, directly or indirectly, offer, sell, contract to sell, grant any option to sell, or otherwise dispose of shares of Common Stock or other securities which are substantially similar to the Common Stock or securities convertible into or exercisable or exchangeable for any rights to purchase or acquire Common Stock or securities which are substantially similar to the Common Stock without the prior written consent of the Representative for a period of 365 days after the date of this Prospectus. See "Underwriting."


    In general, under Rule 144 as currently in effect, affiliates of the Company or a person (persons whose shares are aggregated) who has beneficially owned "restricted securities" as defined under the Securities Act for at least one year but less than two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned "restricted securities" for at least two years, would be entitled to sell such shares under Rule 144 without regard to the volume or manner of sale limitations referred to above.


    There are also (i) 315,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan under options previously granted to the directors of the Company and to certain members of management of the Company, and (ii) 82,590 shares of Common Stock subject to the Representative's Warrants. The Company has filed a registration statement on Form S-8 covering sales of shares issued upon exercise of any securities issued under the 1996 Stock Option Plan and under options previously granted to certain members of management of the Company. See "Management--Stock Option Plans" and "Underwriting."


    No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of Common Stock. The sale of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 1,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"), and 10,000,000 shares of Common Stock, par value $0.10 per share.

COMMON STOCK

    As of July 31, 1997, there were 1,790,312 shares of Common Stock outstanding which were held of record by approximately 180 shareholders. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor. See "Dividend Policy." Each share of Common Stock entitles the holder thereof to one vote. Cumulative voting for the election of directors is not permitted, which means that the holders of the majority of shares voting for the election of directors can elect all members of the Board of Directors. Except as otherwise required by law, a majority vote is sufficient for any act of the shareholders. The holders of Common Stock are entitled to receive the Company's assets remaining after payment of liabilities and liquidation preferences of any series of Preferred Stock proportionate to their pro rata ownership of the outstanding shares of Common Stock. All shares of Common Stock now outstanding are, and the shares of Common Stock to be outstanding upon the completion of the offering will be, fully paid and non-assessable.

PREFERRED STOCK


    The Board of Directors is authorized, without further action of the shareholders of the Company, to issue from time to time shares of Preferred Stock in one or more series and with such relative rights, powers, preferences, limitations as the Board of Directors may determine at the time of issuance. Such shares may be convertible into Common Stock and may be superior to the Common Stock in the payment of dividends, liquidation, voting and other rights, preferences and privileges. The issuance of shares of Preferred Stock could adversely affect the holders of Common Stock. By way of example, the issuance of Preferred Stock could be used in certain circumstances to render more difficult or discourage a merger, tender offer, proxy contest or removal of incumbent management. Preferred Stock may be issued with voting and conversion rights that could adversely affect the voting power and other rights of the holders of Common Stock. Upon completion of the Offering, the Company will not have any shares of Preferred Stock outstanding, and currently, the Company has no intention to issue shares of Preferred Stock after the Offering.


INDEMNIFICATION OF DIRECTORS AND OFFICERS; LIMITATION OF LIABILITY FOR MONETARY
  DAMAGES


    The Bylaws of the Registrant provide that the Company shall indemnify officers and directors, and may indemnify its other employees and agents, to the fullest extent permitted by law. The laws of the State of Texas permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, fines, settlements and reasonable expenses under certain circumstances.


    The Company has also adopted provisions in its Articles of Incorporation that limit the liability of its directors and officers to the fullest extent permitted by the laws of the State of Texas. Under the Company's Articles of Incorporation, and as permitted by the laws of the State of Texas, a director or officer is not liable to the Company or its shareholders for damages for breach of fiduciary duty. Such limitation of liability does not affect liability for
(i) breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) any transaction from which the director derived an improper personal benefit; or (iv) the payment of any unlawful distribution.

ANTI-TAKEOVER PROVISIONS OF TEXAS LAW


    A recently enacted Texas law became effective September 1, 1997, that generally prohibits certain mergers, sales of assets, reclassifications and other transactions between a publicly-held Texas corporation and any of its shareholders who beneficially own 20% or more of the outstanding stock of such corporation ("affiliated shareholders") for a period of three years following the date on which such shareholder acquired shares representing 20% or more of the corporation's voting power unless two-thirds of the unaffiliated shareholders approve the transaction at a meeting held no earlier than six months after such date.


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank.

                                  UNDERWRITING

    The Underwriters named below, for whom Cruttenden Roth Incorporated is acting as the representative (the "Representative"), have agreed severally, subject to the terms and conditions contained in an Underwriting Agreement ("Underwriting Agreement"), to purchase from the Company and the Selling Shareholders the number of shares of Common Stock indicated below opposite their respective names at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions, and that the Underwriters are committed to purchase all of such shares (other than those covered by the over-allotment option described below), if any are purchased.


UNDERWRITER                                                                  NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Cruttenden Roth Incorporated...............................................         640,000
Jefferies & Company........................................................          80,000
Montgomery Securities......................................................          80,000
Advest, Inc................................................................          40,000
EVEREN Securities, Inc.....................................................          40,000
First of Michigan Corporation..............................................          40,000
Gerard Klauer Mattison & Co., LLC..........................................          40,000
Janney Montgomery Scott Inc................................................          40,000
Stephens Inc...............................................................          40,000
Cleary, Gull, Reiland & McDevitt Inc.......................................          20,000
Frederick & Company, Inc...................................................          20,000
Hanifen, Imhoff Inc........................................................          20,000
Pennsylvania Merchant Group Ltd............................................          20,000
H.C. Wainwright & Co., Inc.................................................          20,000
                                                                             -----------------
Total......................................................................       1,140,000
                                                                             -----------------
                                                                             -----------------



    The Underwriters initially propose to offer the shares of Common Stock offered hereby to the public at the price to public set forth on the cover page of this Prospectus. The Underwriters may allow a concession to selected dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") not in excess of $.45 per share, and the Underwriters may allow, and such dealers may re-allow, to members of the NASD, a concession not in excess of $.10 per share. After the public offering, the price to public, the concession and the re-allowance may be changed by the Representative.



    The Company has granted an option to the Underwriters, exercisable within 45 days after the date of this Prospectus, to purchase up to an additional 123,885 shares of Common Stock at the initial price to public, less the underwriting discount, set forth on the cover page of this Prospectus. The Underwriters may exercise the option only for the purpose of covering over-allotments. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase from the Company that number of additional shares of Common Stock which is proportionate to such Underwriter's initial commitment.



    The Company has also agreed to sell to the Representative warrants to purchase up to 82,590 shares of Common Stock (the "Representative's Warrants"). The Representative's Warrants will be exercisable for a period of four years, commencing one year after the date of this Prospectus, at an initial per share exercise price equal to 135% of the price to public set forth on the cover page of this Prospectus. Neither the Representative's Warrants nor the shares of Common Stock issuable upon exercise thereof may be transferred, assigned or hypothecated until one year from the date of this Prospectus, except that they may be assigned, in whole or in part, (i) to individuals who are either officers or partners of the Representative, or (ii) by will or the laws of descent and distribution or (iii) to certain successors of the Representative.

Any profit realized by the Representative on the sale of securities issuable upon exercise of the Representative's Warrants may be deemed to be additional compensation.

    The holder of the Representative's Warrants will have no voting, dividend or other rights as a shareholder of the Company unless and until the exercise of the Representative's Warrants. The number of securities deliverable upon any exercise of the Representative's Warrants or its underlying securities and the exercise price of the Representative's Warrants are subject to adjustment to protect against any dilution upon the occurrence of certain events, including issuance of stock dividends, stock splits, subdivision or combination of outstanding stock and reclassification of stock.

    The Company has agreed with the Representative to register the Representative's Warrants and/or the underlying shares for resale, on one such occasion at any time during the four-year period commencing one year following the date of this Prospectus upon written demand by the Representative. The Company has agreed with the Representative that if, during the four-year period commencing one year following the date of this Prospectus, the Company registers any of its Common Stock for sale pursuant to a registration statement (with the exception of Form S-4, Form S-8 or other inappropriate form), it will use its best efforts, upon request of any of holder of the Representative's Warrants and/or the underlying shares, to include such securities as a part of the registration statement. The Company will bear all the costs, except underwriting discounts and the Representative's legal fees, for any registration.

    The Representative will also receive at the closing of the Offering a non-accountable expense allowance equal to 2% of the aggregate public offering price of the shares of Common Stock sold in the Offering including proceeds from the over-allotment option, if exercised. The Representative's expenses in excess of the non-accountable expenses allowance, including its legal expenses, will be borne by the Representative. To the extent that the expenses of the Representative are less than the non-accountable expense allowance, the excess shall be deemed to be compensation to the Representative.

    The Company, and certain of its executive officers, directors and current shareholders have agreed that for a period of 365 days after the date of this Prospectus they will not, directly or indirectly, offer, sell, contract to sell, grant any option to sell, or otherwise dispose of shares of Common Stock or other securities which are substantially similar to the Common Stock or securities convertible into or exercisable or exchangeable for or any rights to purchase or acquire Common Stock or securities which are substantially similar to the Common Stock without the prior written consent of the Representative.


    The Company entered into a letter agreement (the "Letter Agreement") with Jerry Whatley, d/b/a Whatley Capital Group ("Whatley"), dated September 24, 1996, pursuant to which Whatley provided consulting services to the Company regarding mergers and acquisitions and other corporate finance matters. On August 27, 1997, Whatley entered into a consulting agreement (the "Consulting Agreement") with the Company that terminated the Letter Agreement and provides for further merger and acquisition consulting services. The NASD has deemed $179,235 (the "Consulting Fee") of the fees and expenses paid to Whatley under the Letter Agreement and to be paid to Whatley under the Consulting Agreement as underwriting compensation. The Company will pay to Whatley, within three (3) business days of the closing of the Offering, $130,000 of the Consulting Fee in cash. The remainder of the Consulting Fee has already been paid to Whatley.



    Prior to this Offering, there has been a limited market for the Common Stock and there can be no assurance that a regular trading market will develop upon the completion of this Offering. The public offering price was determined by arms-length negotiations between the Company, the Selling Shareholders and the Representative and does not necessarily bear any relationship to assets, book value, earnings history or other investment criteria. The primary factors considered in determining such offering price included the trading price for the Company's Common Stock, the history of and prospects for the industry in which the Company competes, market valuation of comparable companies, market conditions for public offerings, the history of and prospects for the Company's business, the Company's past and present operations and earnings and the trend of such earnings, the prospects for future earnings of the Company, the Company's current financial position, an assessment of the Company's management, the general condition of the securities markets, the demand for similar securities of comparable companies and other relevant factors. There can be no assurance, however, that the prices at which the Common Stock will trade in the public market following the Offering will not be lower than the initial public offering price.

    The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments which the Underwriters may be required to make in respect thereof.

    The Representative has advised the Company that it does not expect any sales by the Underwriters to accounts over which they exercise discretionary authority.

    The foregoing is a brief summary of the provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. The Underwriting Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.


    Certain persons participating in the Offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the Offering when shares of Common Stock sold by the syndicate member in connection with the Offering are purchased in syndicate covering transactions. Such transactions may be effected on the American Stock Exchange, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.


    The Controlling Shareholder has agreed to pay the Representative a fee of $175,000 in consideration for arranging the Imperial Loan. The fee is represented by a promissory note (the "Controlling Shareholder Note") that will become due on the earlier of the closing of the Offering or July 8, 1998. If the Controlling Shareholder Note has not been paid by July 8, 1998, the due date may be extended by the Controlling Shareholder for an additional year. The Controlling Shareholder Note bears interest at the rate of 6.14% per annum.

                                 LEGAL MATTERS

    The validity of the Common Stock to be offered hereby will be passed upon for the Company by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Graham & James LLP, San Francisco, California.

                                    EXPERTS

    The consolidated financial statements of the Company for the one year period ended December 31, 1996, appearing in this Prospectus and Registration Statement, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of the Company for each of the two years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Weaver and Tidwell, L.L.P., independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    Weaver and Tidwell, L.L.P. served as the independent auditors of the Company for the fiscal years ended December 31, 1995 and 1996 and until April 18, 1997. During the past two fiscal years and through and including April 18, 1997, there have been no disagreements between the Company and Weaver and Tidwell, L.L.P., on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Weaver and Tidwell, L.L.P., would have caused it to make reference to the subject matter of the disagreements in connection with its reports. Further, the audit reports of Weaver and Tidwell, L.L.P. on the financial statements as of and for the years ended December 31, 1995 and 1996, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

    In April 1997, Coopers & Lybrand L.L.P. was engaged as principal accountants for the Company, among other things, to audit the financial statements of the Company for fiscal 1996. The selection of Coopers & Lybrand L.L.P., and the replacement of Weaver and Tidwell, L.L.P., was made by the Board of Directors. Prior to its engagement, the Company did not consult with Coopers & Lybrand L.L.P. on either the application of accounting principles to a completed or proposed specific transaction, or the type of audit opinion that might be rendered on the Company's financial statements.

                             ADDITIONAL INFORMATION

    This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act with respect to the Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits and schedules for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules forming a part thereof can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, or on the Internet at HTTP:// WWW.SEC.GOV, and should also be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates.

    The Company is subject to the information requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission, such reports and other information (including proxy and information statements) filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates.

                     DIVERSIFIED CORPORATE RESOURCES, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                           PAGE NO.
                                                                                                          -----------

Report of Independent Accountants

      Coopers & Lybrand L.L.P...........................................................................         F-2

      Weaver and Tidwell, L.L.P.........................................................................         F-3

Consolidated Balance Sheets - December 31, 1996, and 1995...............................................         F-4

Consolidated Statements of Operations - Years Ended December 31, 1996, 1995, and 1994...................         F-5

Consolidated Statements of Stockholders' Equity (Capital Deficiency) - Years Ended December 31, 1996,
  1995, and 1994........................................................................................         F-6

Consolidated Statements of Cash Flows - Years Ended December 31, 1996, 1995, and 1994...................         F-7

Notes to Consolidated Financial Statements..............................................................         F-8

Report of Independent Accountants

      Coopers & Lybrand L.L.P...........................................................................        F-23

      Weaver and Tidwell, L.L.P.........................................................................        F-24

Schedule II--Valuation and Qualifying Accounts - Years Ended December 31, 1996, 1995, and 1994..........        F-25

Consolidated Balance Sheets - June 30, 1997, and December 31, 1996......................................        F-26

Consolidated Statements of Operations - Six Months Ended June 30, 1997 and 1996.........................        F-27

Consolidated Statements of Cash Flows - Six Months Ended June 30, 1997 and 1996.........................        F-28

Notes to Condensed Consolidated Financial Statements....................................................        F-29

    All other schedules have been omitted because they are either not applicable or the information required by the schedule is included in the financial statements or the notes thereto.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Diversified Corporate Resources, Inc.:

    We have audited the accompanying consolidated balance sheet of Diversified Corporate Resources, Inc. and Subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity (capital deficiency) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Diversified Corporate Resources, Inc. and Subsidiaries as of December 31, 1996 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                           COOPERS & LYBRAND L.L.P.
Dallas, Texas

May 30, 1997

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Diversified Corporate Resources, Inc.
Dallas, Texas

    We have audited the accompanying consolidated balance sheet of Diversified Corporate Resources, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity (capital deficiency), and cash flows for each of the two years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Diversified Corporate Resources, Inc. and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          WEAVER AND TIDWELL, L.L.P.

Dallas, Texas
April 9, 1996

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                             DECEMBER 31,
                                                                                    ------------------------------
                                                                                         1996            1995
                                                                                    --------------  --------------
CURRENT ASSETS:
  Cash and cash equivalents.......................................................  $      612,512  $        6,239
  Trade accounts receivable, less allowances
  of approximately $494,000 and $412,000, respectively............................       3,387,138       2,140,623
  Notes receivable-related party..................................................           9,326          13,052
  Prepaid expenses and other current assets.......................................          34,443          96,805
                                                                                    --------------  --------------
    TOTAL CURRENT ASSETS..........................................................       4,043,419       2,256,719
EQUIPMENT, FURNITURE AND LEASEHOLD
  IMPROVEMENTS, NET...............................................................         807,997         467,043
OTHER ASSETS:
  Investment in and advances to joint venture.....................................         152,905         103,838
  Notes receivable-related party..................................................          21,690              --
  Other...........................................................................         177,879         179,153
                                                                                    --------------  --------------
                                                                                    $    5,203,890  $    3,006,753
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                            LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)

CURRENT LIABILITIES:
  Trade accounts payable and accrued expenses.....................................  $    3,329,616  $    2,517,889
  Book overdraft..................................................................          98,158         129,235
  Borrowings under factoring and loan agreements..................................         400,682         647,650
  Other short-term debt...........................................................          97,652              --
  Current maturities of long-term debt............................................          21,834          21,603
                                                                                    --------------  --------------
    TOTAL CURRENT LIABILITIES.....................................................       3,947,942       3,316,377

DEFERRED LEASE RENTS..............................................................              --          52,531

LONG-TERM DEBT....................................................................          68,157          90,048

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY):
  Preferred stock, $1.00 par value; 1,000,000 shares
  authorized, none issued.........................................................              --              --
  Common stock, $.10 par value; 10,000,000 shares
  authorized, 1,881,161 shares issued.............................................         188,116         188,116
  Additional paid-in capital......................................................       3,615,151       3,615,151
  Accumulated deficit.............................................................      (2,301,108)     (4,086,045)
  Common stock held in treasury (245,849 and
  122,950 shares, respectively), at cost..........................................        (185,175)       (169,425)
  Receivables from related party..................................................        (129,193)             --
                                                                                    --------------  --------------
    TOTAL STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)...............................       1,187,791        (452,203)
                                                                                    --------------  --------------
                                                                                    $    5,203,890  $    3,006,753
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                See notes to consolidated financial statements.

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               YEARS ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------
NET SERVICE REVENUES:
  Permanent placement...............................................  $  12,573,995  $   9,124,545  $   7,471,318
  Specialty services................................................      7,451,563      4,209,685      2,879,143
  Contract placement................................................      7,404,730      6,023,655      4,882,253
                                                                      -------------  -------------  -------------
                                                                         27,430,288     19,357,885     15,232,714

COST OF SERVICES....................................................     19,675,352     14,332,011     11,131,682
                                                                      -------------  -------------  -------------
GROSS MARGIN........................................................      7,754,936      5,025,874      4,101,032

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........................     (5,702,992)    (4,497,097)    (4,146,979)
OTHER INCOME (EXPENSES):
  Gain on foreclosure of division assets............................       --               22,815        133,000
  Loss from joint venture operations................................        (90,313)       (47,826)      --
  Interest expense, net.............................................       (235,327)      (237,111)      (140,916)
  Other, net........................................................         37,282         79,271         70,127
                                                                      -------------  -------------  -------------
                                                                           (288,358)      (182,851)        62,211
                                                                      -------------  -------------  -------------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM...................      1,763,586        345,926         16,264
INCOME TAXES-current expense........................................       (224,774)       (60,054)      --
                                                                      -------------  -------------  -------------
INCOME BEFORE EXTRAORDINARY ITEM....................................      1,538,812        285,872         16,264
EXTRAORDINARY ITEM--gain on debt restructuring, net of income tax...        246,125        174,811        208,212
                                                                      -------------  -------------  -------------
NET INCOME..........................................................  $   1,784,937  $     460,683  $     224,476
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
PRIMARY EARNINGS PER SHARE:
  Income before extraordinary item..................................  $         .84  $         .16  $         .01
  Extraordinary item................................................            .14            .10            .12
                                                                      -------------  -------------  -------------
    Total...........................................................  $         .98  $         .26  $         .13
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Weighted average common and common equivalent shares outstanding....      1,814,016      1,758,211      1,758,211
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
FULLY DILUTED EARNINGS PER SHARE:
  Income before extraordinary item..................................  $         .83  $         .16  $         .01
  Extraordinary item................................................            .13            .10            .12
                                                                      -------------  -------------  -------------
    Total...........................................................  $         .96  $         .26  $         .13
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Weighted average common and common equivalent shares outstanding....      1,860,284      1,758,211      1,758,211
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                See notes to consolidated financial statements.

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)

                                                                                       RECEIVABLES
                                              ADDITIONAL                                  FROM
                                   COMMON      PAID-IN      ACCUMULATED    TREASURY      RELATED
                                   STOCK       CAPITAL        DEFICIT        STOCK        PARTY         TOTAL
                                 ----------  ------------  -------------  -----------  -----------  -------------
BALANCE, January 1,
  1994.........................  $  188,116  $  3,615,151  $  (4,771,204)   $(169,425) $   --         $(1,137,362)
Net income.....................      --           --             224,476      --           --             224,476
                                 ----------  ------------  -------------  -----------  -----------  -------------
BALANCE, December 31,
  1994.........................  $  188,116     3,615,151     (4,546,728)    (169,425)     --            (912,886)
Net income.....................      --           --             460,683      --           --             460,683
                                 ----------  ------------  -------------  -----------  -----------  -------------
BALANCE, December 31,
  1995.........................  $  188,116     3,615,151     (4,086,045)    (169,425)     --            (452,203)
Net income.....................      --           --           1,784,937      --           --           1,784,937
Treasury stock purchase........      --           --            --            (15,750)     --             (15,750)
Advances to a related party....      --           --            --            --          (129,193)      (129,193)
                                 ----------  ------------  -------------  -----------  -----------  -------------
BALANCE, December 31,
  1996.........................  $  188,116  $  3,615,151  $  (2,301,108)   $(185,175) $  (129,193)    $1,187,791
                                 ----------  ------------  -------------  -----------  -----------  -------------
                                 ----------  ------------  -------------  -----------  -----------  -------------

                See notes to consolidated financial statements.

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                YEARS ENDED DECEMBER 31,
                                                                                            ---------------------------------
                                                                                               1996        1995       1994
                                                                                            -----------  ---------  ---------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income..............................................................................  $ 1,784,937  $ 460,683  $ 224,476
  Adjustments to reconcile net income to cash provided by operating activities:
    Extraordinary item....................................................................     (246,125)  (174,811)  (208,212)
    Depreciation and amortization.........................................................      188,760    132,183     86,026
    Provision for allowances..............................................................       81,434    207,363     41,266
    Equity in loss of joint venture.......................................................       90,313     47,336
    Fixed assets from foreclosure.........................................................      --          --       (177,884)
    Write-down of long-lived assets.......................................................       37,462     --         --
    Deferred lease rents..................................................................      (52,531)   (65,067)   (80,273)
  Changes in operating assets and liabilities:
    Accounts receivable...................................................................   (1,327,949)  (473,232)  (897,748)
    Receivable from net assets foreclosed.................................................      --          --        236,973
    Refundable federal income taxes.......................................................      --          --         30,779
    Prepaid expenses and other current assets.............................................       62,363     60,573   (150,919)
    Other assets..........................................................................        9,379     17,697   (112,945)
    Trade account payable and accrued expenses............................................    1,057,852    463,735    731,677
                                                                                            -----------  ---------  ---------

      Cash provided by (used in) operating activities.....................................    1,685,895    676,460   (276,784)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures..................................................................     (529,714)  (312,396)  (157,014)
    Deposits..............................................................................      (45,567)   (35,606)   (22,442)
    Loans and advances to related parties.................................................     (160,209)    --         --
    Repayment from related parties........................................................       13,052     23,844     18,104
    Obligations resulting from restructuring/settlement agreements........................      --         (20,634)  (217,150)
    Net advances to joint venture.........................................................     (139,380)  (151,175)    --
                                                                                            -----------  ---------  ---------

      Cash used in investing activities...................................................     (861,818)  (495,967)  (378,502)

CASH FLOW FROM FINANCING ACTIVITIES:
    Borrowing under short-term debt.......................................................       97,652     --         10,000
    Issuance of notes payable.............................................................      --          --         50,000
    Repayment of short-term debt..........................................................      --         (64,500)  (110,000)
    Increase (decrease) in borrowing under factoring and loan agreements..................     (246,968)   110,637    396,931
    Purchase of treasury stock............................................................      (15,750)    --         --
    Principal payments under long-term debt obligations...................................      (21,660)   (18,277)   (30,397)
    Book overdraft........................................................................      (31,078)  (246,329)   265,118
                                                                                            -----------  ---------  ---------

      Cash provided by (used in) financing activities.....................................     (217,804)  (218,469)   581,652
                                                                                            -----------  ---------  ---------

      Increase (decrease) in cash and cash equivalents....................................      606,273    (37,976)   (73,634)

    Cash and cash equivalents at beginning of year........................................        6,239     44,215    117,849
                                                                                            -----------  ---------  ---------
    Cash and cash equivalents at end of period............................................  $   612,512  $   6,239  $  44,215
                                                                                            -----------  ---------  ---------
                                                                                            -----------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash paid during the year for interest................................................  $   249,000  $ 264,000  $ 163,000
    Cash paid during the year for income tax..............................................  $    13,601  $  --      $  --

                See notes to consolidated financial statements.

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

    The consolidated financial statements include the operations of Diversified Corporate Resources, Inc. and its subsidiaries (the "Company"), all of which are wholly owned. All intercompany accounts and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS AND CONCENTRATION OF CREDIT RISK

    The Company is a Texas corporation and is engaged, through its subsidiaries, in the permanent and specialty placement of personnel in various industries, and in contract placement services. The Company operates offices in Dallas, Houston and Austin, Texas; Atlanta, Georgia; Kansas City, Missouri; Chicago, Illinois; and Raleigh, North Carolina. The offices are responsible for marketing to clients, recruitment of personnel, operations, local advertising, credit and collections. The Company's executive offices provide centralized training, payroll, collections and certain accounting and administrative services for its offices. The Company maintains cash on deposit in interest bearing accounts which, at times, exceed federally insured limits. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

REVENUE RECOGNITION AND COST OF SERVICES

    Fees for placement of permanent personnel are recognized as income at the time the applicants accept employment. Provision is made for estimated losses in realization (principally due to applicants not commencing employment or not remaining in employment for the guaranteed period). Revenue from specialty services and contract placements are recognized upon performance of services by the Company. Cost of services consists of expenses for the operation of the Company's offices, principally commissions, direct wages paid to non-permanent personnel, and payroll taxes. Accounts receivable at December 31, 1996 and 1995, includes approximately $185,000 and $36,000, respectively, of unbilled receivables that were billed in 1997 and 1996, respectively.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investment instruments purchased with remaining maturities of three months or less to be cash equivalents for purposes of the consolidated statements of cash flows.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    At December 31, 1996, the Company's financial instruments consist of notes receivable from related party and long-term debt. The Company believes that the recorded values approximate fair value.

DEPRECIATION AND AMORTIZATION

    Equipment, furniture and leasehold improvements are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the individual assets (which range from three to seven years) or the related lease terms, if applicable, whichever is shorter. Upon retirement or sale, the cost and related accumulated depreciation and amortization are removed from the accounts and any resultant gains or losses are included in the Consolidated Statement of Operations. Maintenance and repair costs are charged to expense as incurred.

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
ADVERTISING EXPENSE

    Advertising costs are expensed as incurred. For the years ended December 31, 1996, 1995 and 1994, advertising expenses amounted to approximately $341,000, $410,000 and $384,000, respectively.

EARNINGS PER SHARE

    Earnings per share was determined by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year (common stock equivalents are excluded if the effects of inclusion are anti-dilutive).

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, particularly deferred tax assets, and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

    In March 1995, Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," was issued. The statement was adopted by the Company in the first quarter of 1996. Under provisions of the statement, impairments, measured using fair market value, are recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable and the future undiscounted cash flows attributable to the asset are less than its carrying value. Accordingly, the Company recognized a reduction in market value of a certain long-lived asset. This write down resulted in a charge to 1996 earnings of approximately $37,000.

STOCK BASED COMPENSATION

    In October 1995, SFAS No. 123, "Stock Based Compensation," was issued. This statement requires the Company to choose between two different methods of accounting for employee stock options. The statement defines a fair-value-based method of accounting for employee stock options but allows an entity to continue to measure compensation cost for employee stock options using the accounting prescribed by APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Use of the APB 25 accounting method results in no compensation cost being recognized if options are granted at an exercise price equal to or greater than the current market value of the stock. The Company will continue to use the intrinsic value method under APB 25 but is required by SFAS 123 to make pro forma disclosure of net income and earnings per share as if the fair value method had been applied in its 1996 and 1995 financial statements. See Note 7 to the consolidated financial statements for a more complete discussion of this matter.

NEW ACCOUNTING PRONOUNCEMENT

    In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("Statement 128"), which is effective for periods ending after

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
December 15, 1997. Statement 128 specifies the computation, presentation and disclosure requirements for earnings per share ("EPS"). Some of the changes made to current EPS standards include: (i) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS, (ii) eliminating the modified treasury stock method and the three percent materiality provision, and (iii) revising the contingent share provision and the supplemental EPS data requirements. Statement 128 also requires dual presentation of basic and diluted EPS on the face of the income statement, as well as a reconciliation of the numerator and denominator used in the two computations of EPS. Basic EPS is defined by Statement 128 as net income from continuing operations divided by the average number of common shares outstanding without the consideration of common stock equivalents which may be dilutive to EPS. The Company's current methodology for computing its fully diluted EPS will not change in future periods as a result of its adoption of Statement 128.

RECLASSIFICATION

    Certain amounts in the 1995 and 1994 Consolidated Financial Statements have been reclassified to conform to the 1996 presentation.

2. SALE AND REPOSSESSION OF ASSETS:

    In May, 1993, the Company repossessed from one of the purchasers of Company assets most of the assets ("Power Placement Assets") previously sold by the Company to such purchaser. Pursuant to an agreement dated December 16, 1993 and after operating the Power Placement Assets since May, 1993, the Company sold the capital stock of Recruiters Network Group, Inc. ("RNG"), a wholly-owned subsidiary of the Company formed to operate these assets, to Donald A. Bailey ("Bailey"), then acting President of and a Director of the Company. As part of the purchase agreement, Bailey provided funding to enable RNG to reimburse the Company for RNG payroll costs; RNG issued a $40,000 promissory note payable to the Company (collateralized by RNG stock, RNG assets and personally guaranteed by Bailey); RNG issued a $15,000 promissory note payable to a former landlord of the Company and guaranteed by Bailey; and one or more affiliates of Bailey released the Company from certain obligations and liabilities totaling approximately $57,000 payable by the Company to Bailey. These promissory notes are reflected as notes receivable-related party in the balance sheet at December 31, 1995. Prior to the sale, the Company had considered closing RNG due to recurring operating losses during 1993. As of December 31, 1996, all promissory notes have been paid in full.

    In December of 1992, another purchaser of Company assets caused both Management Alliance Group Corp., formerly named Financial Recruiters, Inc. ("MAGC"), and Gary K. Steeds, Inc. ("GKS") to seek protection from their respective creditors under the federal bankruptcy laws. In 1993, the Company was able to obtain the necessary court approval to allow the Company to foreclose upon the accounts receivable and certain other assets of MAGC and GKS. The Company foreclosed upon MAGC and GKS assets on January 3, 1994. During December, 1993, the Company formed Management Alliance Corporation ("MAC") and Information Systems Consulting Corp. ("ISC"), two wholly owned subsidiary corporations, to operate the employment placement service businesses which MAGC and GKS operated prior to the foreclosure action taken by the Company. The Company's Consolidated Statements of Operations include the operations of these businesses from the date of repossession.

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

2. SALE AND REPOSSESSION OF ASSETS: (CONTINUED)
    During the years ended December 31, 1995 and 1994, and due to the various foreclosure transactions described above, the Company has recognized gains of approximately $23,000 and $133,000, respectively, on the foreclosure of divisional assets.

    The following table sets forth the net book value, which approximates fair value, of the MAGC and GKS assets foreclosed upon and repossessed by the Company on January 3, 1994:

                                                                            INFORMATION
                                                               MANAGEMENT     SYSTEMS
                                                                ALLIANCE    CONSULTING   CONSOLIDATED
                                                              CORPORATION      CORP.      CORPORATE      TOTAL
                                                              ------------  -----------  ------------  ----------
Accounts receivable.........................................   $  267,186    $ 228,510    $    1,505   $  497,201
Receivables from affiliates.................................      143,955      183,273        --          327,228
Equipment, furniture and leasehold improvements, net........       99,839       62,386        15,659      177,884
Other assets................................................       26,282       --            87,462      113,744
                                                              ------------  -----------  ------------  ----------
Accounts payable, office reserves, accrued rents and
  expenses, notes and capital lease obligations.............     (387,780)    (311,101)     (128,250)    (827,131)
                                                              ------------  -----------  ------------  ----------
                                                               $  149,482    $ 163,068    $  (23,624)  $  288,926
                                                              ------------  -----------  ------------  ----------
                                                              ------------  -----------  ------------  ----------

3. EQUIPMENT, FURNITURE AND LEASEHOLD IMPROVEMENTS:

    Equipment, furniture and leasehold improvements consist of:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
Computer equipment....................................................  $  673,699  $  397,258
Office equipment and furniture........................................     697,947     511,272
Leasehold improvements................................................     102,785      36,187
Less accumulated depreciation and amortization........................    (666,434)   (477,674)
                                                                        ----------  ----------
                                                                        $  807,997  $  467,043
                                                                        ----------  ----------
                                                                        ----------  ----------

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

4. TRADE ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

    Trade accounts payable and accrued expenses consist of:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1996          1995
                                                                    ------------  ------------
Trade accounts payable............................................  $    517,808  $    739,366
Accrued expenses..................................................       712,421       372,850
Accrued compensation..............................................     1,761,246     1,031,434
Self-insured medical reserve......................................       159,233       131,053
Accrued payroll expense...........................................       136,194       183,647
Other.............................................................        42,714        59,539
                                                                    ------------  ------------
                                                                    $  3,329,616  $  2,517,889
                                                                    ------------  ------------
                                                                    ------------  ------------

5. BORROWINGS UNDER FACTORING AND LOAN AGREEMENT AND OTHER SHORT-TERM DEBT:

    During 1996 and 1995, wholly owned subsidiaries of the Company factored certain trade accounts receivable pursuant to factoring agreements. Currently, one of the Company's wholly owned subsidiaries factors its trade accounts receivable with a factoring company that provides for advances up to $1.2 million. The subsidiary had approximately $3.1 million in accounts receivable at December 31, 1996. Funds advanced on the receivables are reported as borrowings. Interest charged on the outstanding balance of the borrowings is based on the base lending rate as defined by the agreement plus 3%. The interest rate and outstanding borrowings under the factoring agreement were 11.25% and approximately $292,000 at December 31, 1996, and 21.16% and approximately $648,000 at December 31, 1995. In addition, the factoring company charges a fee of .6% on the amount of accounts receivable factored.

    On August 26, 1996, one of the Company's wholly owned subsidiaries entered into an accounts receivable based revolving line of credit agreement with a finance company, which replaced one of the Company's factoring arrangements. The term of the loan agreement is for one year but may be renewed if the subsidiary and lender so agree. Fees and interest are based on the monthly average outstanding balance under the line of credit. The amount available under the line is based upon eligible accounts receivable up to a maximum aggregate amount not to exceed the lesser of 85% of the aggregate amount of eligible receivables or $1.0 million. The subsidiary had approximately $740,000 in accounts receivable at December 31, 1996. All eligible receivables are pledged as collateral. Interest is payable monthly at prime plus 2.5% (11% at December 31, 1996) plus an administrative fee of .6% on the average daily outstanding balance during the preceding month. The loan requires that the monthly interest and administrative fees be at least $7,500. At December 31, 1996, borrowings under the line amounted to approximately $108,000. The loan agreement requires the Company to maintain positive cash flow (as defined) and net income of no less than $50,000 per quarter and restricts dividend payments and certain transactions of such subsidiary with its affiliates.

    On August 26, 1996, the Company entered into a $300,000 line of credit agreement for the purchase of fixed assets. Interest is payable monthly at prime plus 2.5% (11% at December 31, 1996) and the fixed assets financed are pledged as collateral. The line of credit will convert into long-term debt upon $300,000 being advanced, depending on the Company's continued relationship with the lender. The long-term debt will have a five year term and bear interest monthly at prime plus 2.5%. In addition, the Company has

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

5. BORROWINGS UNDER FACTORING AND LOAN AGREEMENT AND OTHER SHORT-TERM DEBT:
   (CONTINUED)
pledged as collateral on this line of credit $450,000 of one of its subsidiary company's accounts receivable. The outstanding balance of approximately $98,000 under this line is reflected in other short-term debt in the Consolidated Balance Sheet at December 31, 1996.

6. LONG-TERM DEBT:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
Long-term debt consists of:

Noninterest bearing note due to the Federal Deposit Insurance
  Corporation, quarterly installments of $5,000, due October 1997.......  $  20,000  $  40,000
Adjustable rate (approximately 10%) at December 31, 1996, mortgage note
  monthly installments of $729 plus interest, due 2013..................     69,991     71,651
                                                                          ---------  ---------
                                                                             89,991    111,651
Less current maturities of long-term debt...............................    (21,834)   (21,603)
                                                                          ---------  ---------
Total long-term debt....................................................  $  68,157  $  90,048
                                                                          ---------  ---------
                                                                          ---------  ---------

    During the year ended December 31, 1994, the Company settled a 9% adjustable rate note payable to the FDIC and a 10% promissory note also due to the FDIC in November, 1993, for $5,000 down and a non-interest bearing note for $60,000 payable in $5,000 quarterly installments.

    Approximately $95,000 in obligations assumed by third party purchasers during 1991 were recorded by the Company as part of the foreclosure upon and repossession of assets previously owned by the Company. The obligations included a $70,000 mortgage note payable that is collateralized by a first lien on certain real estate included in other noncurrent assets.

    The aggregate maturities of long-term debt as of December 31, 1996, are as follows:

1997..................................................................  $  21,834
1998..................................................................      2,026
1999..................................................................      2,238
2000..................................................................      2,473
2001..................................................................      2,732
2002 and thereafter...................................................     58,688
                                                                        ---------
                                                                        $  89,991
                                                                        ---------
                                                                        ---------

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

7. STOCKHOLDERS' EQUITY:

    Pursuant to the terms of two purchase agreements, the Company was to receive 27,499 and 278,352 shares, respectively, of the Company's common stock from two former officers and directors of the Company in connection with these agreements. A former officer and director had pledged a portion of these shares to various lenders to collateralize certain debts. As a result of a breach of certain pledge agreements operating in favor of the Federal Deposit Insurance Corporation ("FDIC"), the FDIC foreclosed on a total of 100,000 shares. At December 31, 1996, 112,349 shares of common stock of the former officers and directors has been conveyed to the Company.


    In October, 1995, options to purchase 50,000 shares of common stock (150,000 shares in the aggregate) were granted to each of the following: J. Michael Moore, the Chairman of the Board and Chief Executive Officer of the Company, M. Ted Dillard, President, Secretary, Treasurer, and director of the Company, and Donald A. Bailey, then a director of the Company. The terms and conditions of each of these options are as follows:(a) each of the optionees (i) were immediately vested as to 15,000 shares (45,000 shares in the aggregate); (ii) became vested as to an additional 3,000 shares (9,000 shares in the aggregate) each quarter commencing November, 1995 (the balance became fully vested at December 31, 1996 as described below); (b) vesting was contingent upon the optionee's continued involvement as an officer or director of the Company; (c) at such time as an optionee becomes vested with respect to shares of Common Stock, such optionee may thereafter purchase the number of shares to which the optionee is vested, subject to certain conditions; (d) the option price for options exercised is $.50 per share; (e) subject to earlier termination as herein provided, vested options (i) may be exercised at any time or times within five years from the date of vesting, and (ii) must be exercised prior to the expiration of five years from the date of vesting; and (f) if an optionee ceases to be an officer or director of the Company, the options then vested as to such optionee must be exercised within the earlier of (i) six calendar months from the date on which optionee's continuous involvement with the Company is terminated for any reason other than as provided in subsections (ii) and (iii) below; (ii) twelve calendar months from the date on which optionee's continuous involvement with the Company is terminated due to death, total disability or retirement at age 65; (iii) three months from the date of termination of employment of optionee by the Company for cause; or (iv) October 31, 2000 (five years from the date of authorization of these options). Pursuant to a Board of Directors meeting on December 27, 1996, the Board of Directors unanimously approved the immediate vesting of all of the aforementioned options effective December 31, 1996. Subsequent to December 31, 1996, J. Michael Moore, M. Ted Dillard and Donald A. Bailey exercised their stock options.


    Under provisions of the Company's 1996 Amended and Restated Nonqualified Stock Option Plan (the "Plan"), options to purchase an aggregate of 450,000 shares of the Company's common stock may be granted to key personnel of the Company. Options may be granted for a term of up to ten years to purchase common stock at a price or prices established by the Compensation Committee of the Board of Directors of the Company or its appointee.

    In December 1996, options to purchase 30,000 shares of common stock were granted under the Plan to Mr. Bailey. Subsequent to December 31, 1996, Samuel E. Hunter, an individual recently named as a member of the Board of Directors of the Company, was also granted options under the Plan to purchase 30,000 shares of Common Stock. The terms and conditions of these options are as follows: (a) each of the optionees will become vested as to their option shares on a prorata quarterly basis commencing January 1, 1997 and ending on December 31, 1999; (b) prior to such options becoming vested, vesting is contingent upon the optionee's continued involvement as a director of the Company; (c) at such time as an optionee becomes vested with respect to shares of Common Stock, such optionee may thereafter purchase the

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

7. STOCKHOLDERS' EQUITY: (CONTINUED)
number of shares to which the optionee is vested, subject to certain conditions;
(d) the option price for options exercised is $3.00, $4.00 and $5.00 per share for options vesting in 1997, 1998 and 1999, respectively; (e) subject to earlier termination as herein provided, vested options (i) may be exercised at any time prior to termination, and (ii) must be exercised prior to December 31, 2001; and
(f) if an optionee ceases to be a director of the Company, the options then vested as to such optionee must be exercised within the earlier of (i) six calendar months from the date on which optionee's continuous involvement with the Company is terminated for any reason other than death or disability, (ii) twelve calendar months from the date on which optionee's continuous involvement with the Company is terminated due to death or disability, or (iii) December 31, 2001.

    In December 1996, the Board of Directors of the Company approved the issuance of stock options to Messrs. Moore and Dillard pursuant to the Plan under which Messrs. Moore and Dillard have the right to purchase, respectively, 155,000 and 105,000 shares of common stock at varying prices subject to the following conditions: (a) effective as of December 31, 1996, Mr. Moore became vested as to 77,500 shares and Mr. Dillard became vested as to 52,500 shares;
(b) Mr. Moore will become vested as to an additional 46,500 shares and 31,000 shares, respectively, on December 31, 1997 and 1998; (c) Mr. Dillard will become vested as to an additional 31,500 shares and 21,000 shares, respectively, on December 31, 1997 and 1998; (d) prior to the options becoming vested, vesting is contingent upon the optionee's continued involvement as an officer or director of the Company; (e) the per share exercise price for options becoming vested in 1996, 1997 and 1998 are, respectively, $2.50, $4.00 and the lesser of $8.00 or the price per share if the Company effectuates a public offering of its Common Stock subsequent to the date hereof and prior to December 31, 1998; (f) subject to earlier termination as herein provided, vested options (i) may be exercised at any time or times prior to termination, and (ii) must be exercised prior to December 31, 2001; and (g) if an optionee ceases to be an officer and director of the Company, the options then vested as to such optionee must be exercised within the earlier of (i) six calendar months from the date on which optionee's continuous involvement with the Company is terminated for any reason other than due to death or disability, (ii) twelve calendar months from the date on which optionee's continuous involvement with the Company is terminated due to death or disability, or (iii) December 31, 2001.

    The following is a summary of the Company's stock options as of December 31, 1995.

                                                                                                NUMBER OF      RANGE
                                                                                 WEIGHTED       SHARES OF       OF
                                                                                  AVERAGE      UNDERLYING    EXERCISE
                                                                              EXERCISE PRICE     OPTIONS      PRICES
                                                                              ---------------  -----------  -----------
Outstanding at beginning of year............................................     $  --             --        $  --
Granted at a premium........................................................           .50        150,000          .50
                                                                                               -----------
Outstanding at end of year..................................................           .50        150,000          .50
                                                                                               -----------
                                                                                               -----------
Exercisable at December 31, 1995............................................           .50         45,000          .50
                                                                                               -----------
                                                                                               -----------

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

7. STOCKHOLDERS' EQUITY: (CONTINUED)
    The following is a summary of the Company's stock options as of December 31, 1996.

                                                                                        NUMBER OF        RANGE
                                                                         WEIGHTED       SHARES OF          OF
                                                                          AVERAGE      UNDERLYING       EXERCISE
                                                                      EXERCISE PRICE     OPTIONS         PRICES
                                                                      ---------------  -----------  ----------------
Outstanding at beginning of year....................................     $     .50        150,000     $ .50 to $ .50
Granted at a premium................................................          4.04        290,000      2.50 to  8.00
                                                                                       -----------
Outstanding at end of year..........................................          2.84        440,000       .50 to  8.00
                                                                                       -----------
                                                                                       -----------
Exercisable at December 31, 1996....................................          1.43        280,000       .50 to  2.50
                                                                                       -----------
                                                                                       -----------

    No options were forfeited, expired or exercised in 1995 or 1996.

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") establishes a fair value basis of accounting for stock based compensation plans. Had the compensation cost for the Company's employee stock based compensation plans been determined consistent with SFAS 123, the Company's net income would approximate the amounts below:

                                                                  DECEMBER 31, 1996          DECEMBER 31, 1995
                                                              --------------------------  ------------------------
                                                              AS REPORTED    PRO FORMA    AS REPORTED   PRO FORMA
                                                              ------------  ------------  -----------  -----------
SFAS 123 compensation cost..................................  $    --       $    254,863   $  --        $  11,730
APB 25 compensation cost....................................  $    --       $    --        $  --        $  --
Net income..................................................  $  1,784,937  $  1,530,074   $ 460,683    $ 448,953
Primary earnings per share:
  Income before extraordinary item..........................  $        .84  $        .70   $     .16    $     .16
  Extraordinary item........................................           .14  $        .14   $     .10    $     .10
                                                              ------------  ------------  -----------  -----------
Primary earnings per share..................................  $        .98  $        .84   $     .26    $     .26
                                                              ------------  ------------  -----------  -----------
                                                              ------------  ------------  -----------  -----------
Fully diluted earnings per share:
  Income before extraordinary item..........................  $        .83  $        .69   $     .16    $     .16
  Extraordinary item........................................           .13           .13         .10          .10
                                                              ------------  ------------  -----------  -----------
Fully diluted earnings per share............................  $        .96  $        .82   $     .26    $     .26
                                                              ------------  ------------  -----------  -----------
                                                              ------------  ------------  -----------  -----------

    The effects of applying SFAS 123 as disclosed above are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995, and the Company anticipates making awards in the future under its stock based employee compensation plan.

    The fair value of each stock option granted and the resultant compensation cost is estimated on the date of grant using the minimum value method of option pricing with the following weighted-average assumptions for grants in 1996; dividend yield of 0.0%; expected volatility of 184.11%; risk-free interest rates are different for each grant and range from 5.71% to 6.09%; and the expected lives of 2.5 to 4 years based on the vesting schedules of the options for the 1996 options.

    The weighted-average grant date fair value of options granted during the year ended December 31, 1996 was $2.82 and $.20 during the year ended December 31, 1995.

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

7. STOCKHOLDERS' EQUITY: (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1996.

                                                             OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                                   ---------------------------------------  ----------------------------
                                                                  WEIGHTED
                                                                    AVE.        WEIGHTED
                                                                  REMAINING       AVE.
                RANGE OF EXERCISE                    NUMBER      CONTR. LIFE    EXERCISE      NUMBER      WEIGHTED AVE.
                     PRICES                        OUTSTANDING    IN YEARS        PRICE     EXERCISABLE  EXERCISE PRICE
-------------------------------------------------  -----------  -------------  -----------  -----------  ---------------
$ .50 - $2.50                                         280,000          4.37     $    1.43      280,000      $    1.43
$2.51 - $5.00                                         108,000          5.00          4.00       --             --
$5.01 - $8.00                                          52,000          5.00          8.00       --             --
                                                                        ---                 -----------
$ .50 - $8.00                                         440,000          4.60     $    2.84      280,000      $    1.43
                                                                        ---                 -----------
                                                                        ---                 -----------

    In 1996, the Company entered into an agreement with a consultant (who is not otherwise affiliated with the Company) which provides for payment to the consultant of (a) a placement fee of 0.1% of the amount of all long-term debt (other than collateralized, bank indebtedness) or equity capital raised by the Company during the period of the agreement and (b) an acquisition fee of 0.5% of the purchase price of any business acquired by the Company during the period of the agreement, provided that the consultant supplies the lead or provides due diligence relating to such acquisition. This agreement includes provisions related to the grant of stock options to the consultant, but no options have been granted because the Board of Directors of the Company did not approve the grant of such options. This agreement may be canceled by either party upon 30 days notice.

8. FEDERAL INCOME TAXES:

    The income tax provision and the amount computed by applying the federal statutory income tax rate to income before income taxes differs as follows:

                                                                                           DECEMBER 31,
                                                                                 ---------------------------------
                                                                                    1996        1995       1994
                                                                                 ----------  ----------  ---------
Tax provision at statutory rate................................................  $  684,619  $  156,632  $  76,322
Utilization of net operating loss carryforward.................................    (589,200)   (156,632)   (76,322)
Change in valuation allowance exclusive of utilization of net operating loss
  carryforward.................................................................     (19,400)     --         --
Other..........................................................................      (7,834)     --         --
Alternative minimum tax........................................................      28,105      --         --
State income taxes of $200,544, net of federal income tax benefit of $68,185...     132,359      60,054     --
                                                                                 ----------  ----------  ---------
    Total......................................................................  $  228,649  $   60,054  $  --
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

8. FEDERAL INCOME TAXES: (CONTINUED)

The allocation of income taxes is:
                                                                             DECEMBER 31,
                                                                    -------------------------------
                                                                      1996       1995       1994
                                                                    ---------  ---------  ---------
Operations........................................................  $ 224,774  $  60,054  $  --
Extraordinary item................................................      3,875     --         --
                                                                    ---------  ---------  ---------
    Total.........................................................  $ 228,649  $  60,054  $  --
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    The components of the Company's deferred tax asset are as follows:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1996           1995
                                                                  -------------  -------------
Net operating loss carryforward.................................  $     849,300  $   1,438,500
Allowance for doubtful accounts.................................        167,900        142,000
Self insured medical reserve....................................         54,100         44,600
Other...........................................................        (15,600)        39,200
                                                                  -------------  -------------
Gross deferred tax asset........................................      1,055,700      1,664,300
Valuation allowance.............................................  $  (1,055,700) $  (1,664,300)
                                                                  -------------  -------------
                                                                  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

    The Company's valuation allowance decreased approximately $609,000, $112,000 and $75,000 during the years ended December 31, 1996, 1995 and 1994, respectively. The Company has a net operating loss carryforward of approximately $2,498,000 as of December 31, 1996, which, if unused, expires in 2006 through 2008. However, due to a more than 50% change in ownership beginning with an April 1991 transaction, the Company's net operating loss carryforward is subject to certain limitations pursuant to provisions of the Internal Revenue Code. The amount of the Company's net operating loss available for use as of December 31, 1996, was approximately $336,000. An additional $467,000 will become available annually through 2001.

9. DEBT RESTRUCTURING:

    During the years ended December 31, 1996, 1995 and 1994, the Company settled certain delinquent trade accounts payable on a discounted basis as follows:

                                                                                          DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
Gain on debt restructuring, net of income taxes..............................  $  246,125  $  174,811  $  208,212
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

10. RELATED PARTY TRANSACTIONS:

    The Company leased approximately 2,000 square feet for approximately $2,000 per month from United States Funding Group, Inc. ("USFG") through January 1996, which was used as its principal offices. USFG is wholly owned by J. Michael Moore, Chairman of the Board and Chief Executive Officer of the Company. Rent expense was approximately $1,300 and $19,900 in 1996 and 1995, respectively, on this lease.

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

10. RELATED PARTY TRANSACTIONS: (CONTINUED)
    During 1991, USFG-DHRG #1, Ltd. ("USFG Ltd."), then the controlling stockholder of the Company, loaned the Company $175,000 on a one-year, 10% note, due November 3, 1992, to be used in the operations of the business. USFG was the managing partner in USFG Ltd. The Company made principal payments of $75,500 during 1992, and borrowed from USFG Ltd. an additional $50,000 during the year. During 1993, the Company borrowed from USFG Ltd. an additional $100,000, and repaid $135,000. During 1994 and 1995, the Company repaid $100,000 and $14,500, respectively, of such loan. As of December 31, 1995, these loans were repaid in full.

    See Note 2 regarding the sale of RNG capital stock and Note 7 regarding purchase agreements with two former officers and directors of the Company.

    In January of 1996, the Company loaned $25,000 to United States Funding Group Oil and Gas, Inc., an entity wholly owned by Mr. Moore, Chairman of the Board and Chief Executive Officer of the Company. Such loan was evidenced by a promissory note bearing interest at the rate of 1% per month on the unpaid balance due in monthly installments. In addition, a 10% loan origination and administration fee was charged. As of March 31, 1997, this note has been paid in full.

    During 1995, the Company advanced a total of $37,000 to former officers of its wholly owned subsidiary companies. During 1996, an additional advance of $4,000 was made. These advances are reflected in prepaid expenses and other current assets in the balance sheet at December 31, 1995. The balance of $41,000 was written off when the former officer left the Company during 1996.

    During January, 1995, the Company entered into a joint venture agreement with CFS, Inc. for the purpose of providing personnel services to certain businesses requiring minority suppliers and to others. Laurie Moore, the wife of
J. Michael Moore, the Chief Executive Officer and Chairman of the Board of the Company, was a minority shareholder of CFS, Inc. until her interest was purchased by the majority shareholder of CFS, Inc. in 1996, which was made effective retroactive to January 1, 1995. (See Note 13 Joint Venture Operations, for more information.)

    The Company had approximately $41,000 payable to related parties, including certain former directors and officers, included in trade accounts payable and accrued expenses at December 31, 1996.

    During 1996 and 1995, the Company paid various expenses on behalf of Mr. Moore or various entities that he controls in the amount of approximately $160,000 and $25,000, respectively. As these amounts are to be repaid by Mr. Moore, they have been recorded as receivables. Of the $160,000 in 1996, approximately $105,000 (which represents approximately 50% of the total legal expense) relates to litigation defense associated with a lawsuit with Ditto Properties, Inc., in connection with the Company being named therein as garnishee. (See "Business--Legal Proceedings.") With respect to the $105,000, Mr. Moore has executed a non-interest bearing promissory note to the Company which has a six month maturity and is expected to be repaid during 1997. The balance of the $160,000 consists of approximately $24,000 of advances and approximately $31,000 of interest bearing notes. These notes bear interest at 10% and require monthly principal and interest payments over 36 months. None of these receivables are collaterized. The $105,000 note and the $24,000 of advances are reported as receivables from related party in the Stockholders' Equity section of the Consolidated Balance Sheet. The $31,000 of notes are included in notes receivable-related party.

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

10. RELATED PARTY TRANSACTIONS: (CONTINUED)
    Interest income from related parties amounted to approximately $5,500 in 1996, approximately $1,300 in 1995 and approximately $2,600 in 1994. Interest expense incurred on related parties borrowings amounted to approximately $10,700 in 1995 and approximately $7,200 in 1994.

11. EMPLOYEE BENEFIT PLANS:

    During the year ended December 31, 1991, the Company adopted the Diversified Human Resources Group, Inc. Employees' Stock Ownership Plan ("ESOP"). Due to the financial difficulties incurred by the Company during the year ended December 31, 1991, an initial contribution was not made to the ESOP, and to date, no contributions have been made. Management is currently evaluating the possibility of initiating the ESOP or some other form of stock ownership plan for certain of its employees.

12. COMMITMENTS AND CONTINGENCIES:

LEASES

    The Company rents office space under various operating leases. Certain of the leases have escalating rent payments. The Company is liable for the future minimum lease payments for the periods subsequent to December 31, 1996, as follows:

1997............................................................  $1,185,027
1998............................................................  1,170,877
1999............................................................  1,017,465
2000............................................................    872,759
2001............................................................    825,537
2002 and thereafter.............................................    907,660
                                                                  ---------
Future minimum lease payments...................................  $5,979,325
                                                                  ---------
                                                                  ---------

    The aggregate amount of past due rental payments owed by the Company to one of its landlords was approximately $31,000 as of December 31, 1996, which is included in accrued expenses. The Company has previously negotiated with this landlord and plans to settle this obligation during renegotiation of the lease when it expires. Such amount is reflected in the 1997 future minimum lease payments set forth in the table above. Rent expense was approximately $1,027,000, $894,000 and $897,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

EMPLOYMENT AGREEMENTS

    As of December 31, 1996, the Company had entered into employment contracts with certain key employees.

    The Board of Directors of the Company approved employment agreements with both J. Michael Moore, Chairman of the Board and Chief Executive Officer of the Company, and M. Ted Dillard, President, Secretary and Treasurer of the Company, the terms of which are as follows: (a) annual compensation of $150,000 for Mr. Moore and $125,000 for Mr. Dillard; (b) a term of three years with the possibility of renewal unless terminated; (c) the right to participate in any and all retirement plans and fringe benefit programs which the Company now has in effect or may hereafter adopt.

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

12. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    Subsequent to December 31, 1996, the Company formed EMSR, Inc. (formerly a branch of the Company) as a wholly-owned subsidiary of the Company. Management has entered into a preliminary agreement with Scott Higby, the President of EMSR, Inc., for an equity arrangement pursuant to which Mr. Higby will be granted stock options that will vest over a four year period. The option calls for a nominal exercise price whereby Mr. Higby may exercise options granting him up to 25% of the stock of EMSR, Inc. on a prorata basis over a four year period.

CONTINGENCIES


    The Company is named as a garnishee in a lawsuit against the majority shareholder, which the Company believes is without merit. As the result of an Agreed Temporary Order dated October 24, 1996, the Company was non-suited in this matter. The Company has filed a separate lawsuit against the plaintiff seeking damages and reimbursement of expense, alleging that plaintiffs interfered with Company business transactions and proposed financings resulting in delays of certain transactions, lost opportunities, lost profits and other significant losses. Additionally, the Company has been named in a lawsuit filed by two former employees claiming damages for the fair market value of certain shares of common stock of certain subsidiaries of the Company as well as other damages for breach of contract and various other allegations. The Company has filed a third party petition against one of these plaintiffs and a counterclaim against the other plaintiff. The Company is also involved in certain other litigation and disputes not previously noted. With respect to all the aforementioned matters, management believes they are without merit and has concluded that the ultimate resolution of such will not have a material effect on the Company's consolidated financial statements.


13. JOINT VENTURE OPERATIONS:

    During January, 1995, the Company entered into a joint venture agreement with CFS, Inc., for the purpose of primarily providing personnel services to certain businesses requiring minority suppliers. CFS, Inc. is a minority operated corporation, which because of its status, supplies services to clients requiring a certain portion of its business to be allocated to minority owned and operated vendors. The Company provides CFS, Inc. with substantially all of its personnel and contract labor on a subcontractor basis at cost. Laurie Moore, the wife of J. Michael Moore, the Chief Executive Officer and Chairman of the Board of the Company, owned 49% of CFS, Inc. On August 15,1996, the majority shareholder of CFS, Inc. purchased the 49% ownership interest of Ms. Moore, pursuant to a transaction which was made effective retroactive to January 1, 1995. Ms. Moore received no monetary gain on her investment in CFS, Inc. or on this transaction. The Company has a 49% ownership interest in the joint venture and is allocated 65% of the net income or loss resulting from the joint venture operations.

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

13. JOINT VENTURE OPERATIONS: (CONTINUED)
    The following is summarized audited financial information on the joint venture:

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                          1996         1995
                                                                       -----------  ----------
Current assets.......................................................  $   112,539  $   77,596
Non-current assets...................................................       36,965       1,000
Current liabilities..................................................       36,822      --
Non-current liabilities..............................................      324,203     151,174
Net sales............................................................      288,087     317,367
Gross margin (loss)..................................................      (23,617)     10,858
Net loss.............................................................     (138,943)    (73,577)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Diversified Corporate Resources, Inc.:

    Our report on the consolidated financial statements of Diversified Corporate Resources, Inc. and Subsidiaries as of and for the year ended December 31, 1996 is included on page F-2 of this Amendment No. 1 to Form S-1. In connection with our audit of such financial statements, we have also audited the related financial statement schedule for the year ended December 31, 1996 listed in the index on page F-1 of this Form S-1.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

Dallas, Texas
May 30, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Diversified Corporate Resources, Inc.:
Dallas, Texas

    Our report on the consolidated financial statements of Diversified Corporate Resources, Inc. and subsidiaries as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, is included on page F-3 of this Amendment No. 1 to Form S-1. In connection with our audit of such financial statements, we have also audited the related financial statement schedule for the years ended December 31, 1995 and 1994 listed in the index on page F-1 of this Form S-1.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          WEAVER AND TIDWELL, L.L.P

Dallas, Texas
April 9, 1996

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                            BAD DEBT
                                                           PROVISIONS
                                              BALANCE AT   CHARGED TO    PROVISIONS                   BALANCE AT
                                             BEGINNING OF   COSTS &      CHARGED TO                     END OF
DESCRIPTION                                     PERIOD      EXPENSES      REVENUES      DEDUCTIONS      PERIOD
-------------------------------------------  ------------  ----------  --------------  ------------  ------------
For the Year Ended December 31, 1994:
  Trade accounts receivable allowances.....  $    164,000  $  116,000  $    803,000(1) $    878,000  $    205,000
                                             ------------  ----------  --------------  ------------  ------------
                                             ------------  ----------  --------------  ------------  ------------
  Valuation allowance for deferred tax
    assets.................................  $  1,851,494  $   --      $     --        $     75,354  $  1,776,140
                                             ------------  ----------  --------------  ------------  ------------
                                             ------------  ----------  --------------  ------------  ------------

For the year Ended December 31, 1995:
  Trade accounts receivable allowances.....  $    205,000  $  116,000  $  1,028,000(1) $    937,000  $    412,000
                                             ------------  ----------  --------------  ------------  ------------
                                             ------------  ----------  --------------  ------------  ------------
  Valuation allowance for deferred tax
    assets.................................  $  1,776,140  $   --      $     --        $    111,840  $  1,664,300
                                             ------------  ----------  --------------  ------------  ------------
                                             ------------  ----------  --------------  ------------  ------------

For the Year Ended December 31, 1996:
  Trade accounts receivable allowances.....  $    412,000  $  165,000  $  1,256,000(1) $  1,339,000  $    494,000
                                             ------------  ----------  --------------  ------------  ------------
                                             ------------  ----------  --------------  ------------  ------------
  Valuation allowance for deferred tax
    assets.................................  $  1,664,300  $   --      $     --        $    608,600  $  1,055,700
                                             ------------  ----------  --------------  ------------  ------------
                                             ------------  ----------  --------------  ------------  ------------

------------------------

(1) Estimated reduction in revenues for applicants who accepted employment, but did not start work or did not remain in employment for the guaranteed period.

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                                                                                         JUNE 30,    DECEMBER 31,
                                                                                           1997          1996
                                                                                       ------------  ------------
CURRENT ASSETS:

  Cash and cash equivalents..........................................................  $    271,753   $  612,512
  Trade accounts receivable, less allowances of approximately
    $452,000 and $494,000, respectively..............................................     4,362,695    3,387,138
  Notes receivable-related party.....................................................         9,886        9,326
  Prepaid expenses and other current assets..........................................        95,281       34,443
                                                                                       ------------  ------------
      TOTAL CURRENT ASSETS...........................................................     4,739,615    4,043,419

EQUIPMENT, FURNITURE AND LEASEHOLD
  IMPROVEMENTS, NET..................................................................     1,173,216      807,997

OTHER ASSETS:
  Investment in and advances to joint venture........................................       216,774      152,905
  Notes receivable-related party.....................................................        16,666       21,690
  Other..............................................................................       416,656      177,879
                                                                                       ------------  ------------
                                                                                       $  6,562,927   $5,203,890
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

  Trade accounts payable and accrued expenses........................................  $  3,804,608   $3,329,616
  Book overdraft.....................................................................        28,801       98,158
  Borrowing under factoring and loan agreements......................................       360,841      400,682
  Other short-term debt..............................................................       241,901       97,652
  Current maturities of long-term debt...............................................         6,928       21,834
                                                                                       ------------  ------------
      TOTAL CURRENT LIABILITIES......................................................     4,443,079    3,947,942

DEFERRED LEASE RENTS.................................................................        24,946       --

LONG-TERM DEBT.......................................................................        67,172       68,157

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

  Preferred stock, $1.00 par value; 1,000,000 shares
    authorized, none issued..........................................................       --            --

  Common stock, $.10 par value; 10,000,000 shares authorized, 2,031,161 and
    1,881,161 shares issued, respectively............................................       203,116      188,116

  Additional paid-in capital.........................................................     3,675,151    3,615,151

  Accumulated deficit................................................................    (1,424,229)  (2,301,108)

  Common stock held in treasury (245,849 shares at cost).............................      (185,175)    (185,175)

  Receivables from related party.....................................................      (241,133)    (129,193)
                                                                                       ------------  ------------

      TOTAL STOCKHOLDERS' EQUITY.....................................................     2,027,730    1,187,791
                                                                                       ------------  ------------

                                                                                       $  6,562,927   $5,203,890
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                See notes to consolidated financial statements.

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                                       FOR THE SIX MONTHS ENDED
                                                                                               JUNE 30,
                                                                                     ----------------------------
                                                                                         1997           1996
                                                                                     -------------  -------------
NET SERVICE REVENUES:
  Permanent placement..............................................................  $   7,981,243  $   5,961,464
  Specialty services...............................................................      3,870,698      3,364,500
  Contract placement...............................................................      3,800,593      3,701,485
                                                                                     -------------  -------------
                                                                                        15,652,534     13,027,449
COST OF SERVICES...................................................................     10,968,514      9,250,167
                                                                                     -------------  -------------
GROSS MARGIN.......................................................................      4,684,020      3,777,282

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.......................................     (3,717,190)    (2,706,675)
OTHER INCOME (EXPENSES):
  Loss from joint venture operations...............................................        (19,488)       (60,085)
  Interest expense, net............................................................        (74,131)      (131,689)
  Other, net.......................................................................         53,943         22,375
                                                                                     -------------  -------------
                                                                                           (39,676)      (169,399)
                                                                                     -------------  -------------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM..................................        927,154        901,208
INCOME TAXES--current provision....................................................         93,358        111,882
                                                                                     -------------  -------------
INCOME BEFORE EXTRAORDINARY ITEM...................................................        833,796        789,326
EXTRAORDINARY ITEM--gain on debt restructuring, net................................         43,083       --
                                                                                     -------------  -------------
NET INCOME.........................................................................  $     876,879  $     789,326
                                                                                     -------------  -------------
                                                                                     -------------  -------------
PRIMARY EARNINGS PER SHARE:
  Income before extraordinary item.................................................  $         .46  $         .43
  Extraordinary item...............................................................            .02       --
                                                                                     -------------  -------------
      Total........................................................................  $         .48  $         .43
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Weighted average common and common equivalent shares outstanding...................      1,828,141      1,853,064
                                                                                     -------------  -------------
                                                                                     -------------  -------------
FULLY DILUTED EARNINGS PER SHARE:
  Income before extraordinary item.................................................  $         .45  $         .43
  Extraordinary item...............................................................            .02       --
                                                                                     -------------  -------------
      Total........................................................................  $         .47  $         .43
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Weighted average common and common equivalent shares outstanding...................      1,879,336      1,853,064
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See notes to consolidated financial statements.

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                         FOR THE SIX MONTHS ENDED
                                                                                                 JUNE 30,
                                                                                        --------------------------
                                                                                           1997          1996
                                                                                        -----------  -------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income..........................................................................  $   876,879  $     789,326
  Adjustments to reconcile net income to cash provided by operating activities:
    Extraordinary item................................................................      (43,083)      --
    Depreciation and amortization.....................................................      136,960         93,838
    Other.............................................................................        6,882             --
    Provision for allowances..........................................................      (41,834)       (18,814)
    Equity in loss of joint venture...................................................       19,488         60,085
    Write-down of long-lived assets...................................................      --              37,462
    Deferred lease rents..............................................................       24,946        (31,519)
  Changes in operating assets and liabilities:
    Accounts receivable...............................................................     (933,723)    (1,135,913)
    Prepaid expenses and other current assets.........................................      (60,838)       (75,012)
    Other assets......................................................................         (696)         3,330
    Trade accounts payable and accrued expenses.......................................      518,075        761,414
                                                                                        -----------  -------------
      Cash provided by operating activities...........................................      503,056        484,197

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................................................................     (509,061)      (210,633)
  Deposits............................................................................          500         (2,540)
  Loans and advances to related parties...............................................     (111,940)       (25,000)
  Repayment from related parties......................................................        4,464          9,029
  Net advances to joint venture.......................................................      (83,357)       (18,435)
                                                                                        -----------  -------------
      Cash used in investing activities...............................................     (699,394)      (247,579)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of stock under option agreements...........................................       75,000       --
  (Decrease) increase in borrowings under factoring and loan arrangements.............      (39,841)       102,808
  Proceeds from other short-term debt.................................................      144,249       --
  Principal payments under long-term debt obligations.................................      (15,891)       (15,810)
  Book overdraft......................................................................      (69,357)      (129,235)
  Deferred offering costs.............................................................     (238,581)      --
                                                                                        -----------  -------------
      Cash used in financing activities...............................................     (144,421)       (42,237)
                                                                                        -----------  -------------
        Decrease in cash and cash equivalents.........................................     (340,759)       194,381
        Cash and cash equivalents at beginning of year................................      612,512          6,239
                                                                                        -----------  -------------
        Cash and cash equivalents at end of period....................................  $   271,753  $     200,620
                                                                                        -----------  -------------
                                                                                        -----------  -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest............................................  $    87,094  $     136,365
                                                                                        -----------  -------------
                                                                                        -----------  -------------

                See notes to consolidated financial statements.

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The consolidated financial statements include the operations of Diversified Corporate Resources, Inc. and its subsidiaries (the "Company"), all of which are wholly owned. The financial information for the six months ended June 30, 1997 and 1996, is unaudited but includes all adjustments (consisting only of normal recurring accruals) which the Company considers necessary for a fair presentation of the results for the periods. The financial information should be read in conjunction with the consolidated financial statements for the year ended December 31, 1996, included in the Company's annual report on Form 10-K. Operating results for the six months ended June 30, 1997, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997.

RECLASSIFICATIONS

    Certain amounts in the June 30, 1996, consolidated financial statements have been reclassified to conform to the 1997 presentation.

2. EQUIPMENT, FURNITURE AND LEASEHOLD IMPROVEMENTS

    Equipment, furniture and leasehold improvements consist of:

                                                                     JUNE 30,    DECEMBER 31,
                                                                       1997          1996
                                                                   ------------  ------------
Computer equipment...............................................  $  1,040,909   $  673,699
Office equipment and furniture...................................       580,476      697,947
Leasehold improvements...........................................       126,133      102,785
                                                                   ------------  ------------
                                                                      1,747,518    1,474,431
Less accumulated depreciation and amortization...................      (574,302)    (666,434)
                                                                   ------------  ------------
                                                                   $  1,173,216   $  807,997
                                                                   ------------  ------------
                                                                   ------------  ------------

3. ACCOUNTS RECEIVABLE FROM RELATED PARTY

    During the first six months of 1997, the Company paid various expenses on behalf of J. Michael Moore or various entities which he controls amounting to approximately $112,000. Mr. Moore is the Chairman of the Board and Chief Executive Officer of the Company. The $112,000 is included in receivables from related party shown in the Stockholders' Equity section of the Consolidated Balance Sheet. Of this amount, approximately $100,000 is related to the litigation defense associated with a lawsuit with Ditto Properties, Inc., in connection with the Company being named therein as garnishee. (See Part 1, Item 3, Legal Proceedings, in the Company's Form 10-K for the year ended December 31, 1996.)

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

4. INCOME TAXES

    The income tax provision and the amount computed by applying the federal statutory income tax rate to income before income taxes differs as follows:

                                                                      FOR THE SIX MONTHS ENDED
                                                                              JUNE 30,
                                                                      ------------------------
                                                                         1997         1996
                                                                      -----------  -----------
Tax provision (at statutory rate)...................................  ($  324,504) ($  306,411)
Utilization of net operating loss carryforwards.....................      324,504      306,411
Alternative minimum tax.............................................      (10,850)     (18,655)
State income tax expense............................................      (82,508)     (93,227)
                                                                      -----------  -----------
    Total...........................................................  $   (93,358) ($  111,882)
                                                                      -----------  -----------
                                                                      -----------  -----------

5. OTHER SHORT-TERM DEBT

    On August 26, 1996, the Company entered into a $300,000 line of credit agreement for the purchase of fixed assets. Interest is payable monthly at prime plus 2.5% and the fixed assets financed and certain subsidiary accounts receivable are pledged as collateral. The line of credit of approximately $242,000 at June 30, 1997, will convert into long-term debt upon $300,000 being advanced, depending on the Company's continued relationship with the lender. The long-term debt will have a five year term and bear interest monthly at prime plus 2.5%.

6. CONTINGENCIES

    The Company is named as a garnishee in a lawsuit against the majority shareholder, which the Company believes is without merit. As the result of an Agreed Temporary Order dated October 24, 1996, the Company was non-suited in this matter. The Company has filed a separate lawsuit against the plaintiff seeking damages and reimbursement of expenses, alleging that plaintiffs interfered with Company business transactions and proposed financings resulting in delays of certain transactions, lost opportunities, lost profits and other significant losses. Additionally, the Company has been named in a lawsuit filed by two former employees claiming damages for the fair market value of certain shares of common stock of certain subsidiaries of the Company as well as other damages for breach of contract and various other allegations. The Company has filed a third party petition against one of these plaintiffs and a counterclaim against the other plaintiff. The Company is also involved in certain other litigation and disputes not previously noted. With respect to all the aforementioned matters, management believes they are without merit and has concluded that the ultimate resolution of such will not have a material effect on the Company's consolidated financial statements.

7. NEW ACCOUNTING PRONOUNCEMENTS

    In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement 128"), which is effective for periods ending after December 15, 1997. Statement 128 specifies the computation, presentation and disclosure requirements for earnings per share ("EPS"). Some of the changes made to current EPS standards include: (i) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS,

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

7. NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)
(ii) eliminating the modified treasury stock method and the three percent materiality provision, and (iii) revising the contingent share provision and the supplemental EPS data requirements. Statement 128 also requires dual presentation of basic and diluted EPS on the face of the income statement, as well as a reconciliation of the numerator and denominator used in the two computations of EPS. Basic EPS is defined by Statement 128 as net income from continuing operations divided by the average number of common shares outstanding without the consideration of common stock equivalents which may be dilutive to EPS. The Company's current methodology for computing its fully diluted EPS will not change in future periods as a result of its adoption of Statement 128.

    During June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 "Disclosure About Segments of an Enterprise and Related Information." Preliminary analysis of these new standards by the Company indicates that the standards will not have a material impact on the Company. The standards are effective for financial statements for fiscal years beginning after December 15, 1997.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    UNTIL OCTOBER 25, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                            ------------------------

                               TABLE OF CONTENTS
                            ------------------------

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          6
The Company....................................         12
Use of Proceeds................................         12
Capitalization.................................         13
Price Range of Common Stock....................         14
Dividend Policy................................         14
Selected Financial Data........................         15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         16
Business.......................................         22
Management.....................................         30
Certain Relationships and Related
  Transactions.................................         36
Principal and Selling Shareholders.............         38
Shares Eligible for Future Sale................         40
Description of Capital Stock...................         41
Underwriting...................................         43
Legal Matters..................................         45
Experts........................................         45
Additional Information.........................         46
Index to Financial Statements..................        F-1

                            ------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OF SOLICITATION IS NOT QUALIFIED TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


                                1,140,000 SHARES


                                     [LOGO]

                             DIVERSIFIED CORPORATE
                                RESOURCES, INC.
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                     [LOGO]

                               SEPTEMBER 30, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby:


Securities and Exchange Commission registration fee...............  $   4,498
NASD filing fee...................................................  $   1,700
American Stock Exchange listing fee...............................  $  22,500
Printing and engraving costs......................................  $ 125,000*
Legal fees and expenses...........................................  $ 200,000*
Accounting fees and expenses......................................  $  75,000*
Blue Sky fees and expenses........................................  $  17,000*
Registrar and Transfer Agent's fees...............................  $   7,300
Underwriter's expense allowance...................................  $ 228,000
Miscellaneous.....................................................  $  19,002
                                                                    ---------
    Total.........................................................  $ 700,000
                                                                    ---------
                                                                    ---------


------------------------

*   Estimated

    The Company will pay all of such expenses to be incurred in connection with the issuance and distribution of the securities registered hereby.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS; LIMITATION OF LIABILITY FOR MONETARY DAMAGES


    (a) The Bylaws of the Registrant provide that the Registrant shall indemnify officers and directors, and may indemnify its other employees and agents, to the fullest extent permitted by law. The laws of the State of Texas permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, fines, settlements and reasonable expenses under certain circumstances.


    (b) The Registrant has also adopted provisions in its Articles of Incorporation that limit the liability of its directors and officers to the fullest extent permitted by the laws of the State of Texas. Under the Registrant's Articles of Incorporation, and as permitted by the laws of the State of Texas, a director or officer is not liable to the Registrant or its shareholders for damages for breach of fiduciary duty. Such limitation of liability does not affect liability for (i) breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) any transaction from which the director derived an improper personal benefit, or (iv) the payment of any unlawful distribution.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following sets forth information as July 31, 1997 regarding all sales of unregistered securities of the Registrant during the past three years. In connection with each of these transactions, the shares were sold to a limited number of persons, such persons were provided access to all relevant information regarding the Registrant and/or represented to the Registrant that they were "sophisticated" investors, and such persons represented to the Registrant that the shares were purchased for investment purposes only and not with a view toward distribution. Each such issuance was made in reliance on Section 4(2) of the Securities Act of 1933, as amended.

    (1) Issuance of Stock Options to J. Michael Moore, M. Ted Dillard, and Donald A. Bailey, for the purchase by each of 50,000 shares of Common Stock, pursuant to Stock Option Agreements dated December 1, 1995.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


      1.1  Form of Underwriting Agreement (incorporated by reference from Exhibit 1.1 to the
           Registrant's Amendment No. 1 to the Registrant's Registration Statement on Form S-1
           (Reg. No. 333-31825))

      1.2  Form of Common Stock Warrant (incorporated by reference from Exhibit 1.2 to the
           Registrant's Amendment No. 1 to the Registrant's Registration Statement on Form S-1
           (Reg. No. 333-31825))

      2    Agreement and Plan of Merger (incorporated by reference from Exhibit 2(a) to the
           Registrant's Registration Statement on Form S-18 (Reg. No. 33-760 FW))

      3.1  Articles of Incorporation of the Registrant as amended (incorporated by reference from Exhibit 3(a) to the Registrant's Registration Statement on Form S-18 (Reg. No.
           33-760 FW))

      3.2  Bylaws of the Registrant (incorporated by reference from Exhibit 3(b) to the
           Registrant's Registration Statement on Form S-18 (Reg. No. 33-760 FW))

      4.1  Form of certificate for the Common Stock of the Registrant*

      5.1  Opinion of Jenkens & Gilchrist, a Professional Corporation*

     10.1  Employment Contract Agreement entered into June 9, 1995, between Management Alliance
           Corporation, a wholly-owned subsidiary of the Registrant, and Anthony J. Bruno,
           Chicago, Illinois, an employee (incorporated by reference from Exhibit 10(z)(iii) to the Registrant's Form 10-K for the year ended December 31, 1994)

     10.2  Stock Option Agreement by and between Diversified Corporate Resources, Inc. and J.
           Michael Moore, executed December 1, 1995 (incorporated by reference from Exhibit
           10(z)(iv)to the Registrant's Form 10-K for the year ended December 31, 1995)

     10.3  Stock Option Agreement by and between Diversified Corporate Resources, Inc. and M.
           Ted Dillard, executed December 1, 1995 (incorporated by reference from Exhibit
           10(z)(v) to the Registrant's Form 10-K for the year ended December 31, 1995)

     10.4  Stock Option Agreement by and between Diversified Corporate Resources, Inc. and
           Donald A. Bailey, executed December 1, 1995 (incorporated by reference from Exhibit
           10(z)(vi) to the Registrant's Form 10-K for the year ended December 31, 1995)

     10.5  Loan Agreement by and between Information Systems Consulting Corp. (a wholly-owned subsidiary of the Company) and Concord Growth Corp. executed August 26, 1996
           (incorporated by reference from Exhibit 10(z)(vii) to the Registrant's Form 10-K for the year ended December 31, 1996)

     10.6  Amendment to Loan Agreement by and between Information Systems Consulting Corp. and
           Concord Growth Corp (incorporated by reference from Exhibit 10(z)(viii) to the
           Registrant's Form 10-K for the year ended December 31, 1996)

     10.7  General Continuing Guaranty of Preferred Funding Corporation in favor of Concord
           Growth Corporation (incorporated by reference from Exhibit 10(z)(ix) to the
           Registrant's Form 10-K for the year ended December 31, 1996)

     10.8  General Continuing Guaranty of the Company in favor of Concord Growth Corporation
           (incorporated by reference from Exhibit 10(z)(x) to the Registrant's Form 10-K for the year ended December 31, 1996)

     10.9  General Continuing Guaranty of Management Alliance Corporation in favor of Concord
           Growth Corporation (incorporated by reference from Exhibit 10(z)(xi) to the
           Registrant's Form 10-K for the year ended December 31, 1996)

    10.10  The Registrant's Amended and Restated 1996 Nonqualified Stock Option Plan, effective as of December 27, 1996 (incorporated by reference from Exhibit 10(z)(xii) to the
           Registrant's Form 10-K for the year ended December 31, 1996)

    10.11  Stock Option Agreement by and between Diversified Corporate Resources, Inc. and J.
           Michael Moore, executed May 15, 1997 (incorporated by reference from Exhibit 4.10 to the Registrant's Form S-8 (Reg. No. 333-27867) filed on May 27, 1997)

    10.12  Stock Option Agreement by and between Diversified Corporate Resources, Inc. and M.
           Ted Dillard, executed May 15, 1997 (incorporated by reference from Exhibit 4.8 to the Registrant's Form S-8 (Reg. No. 333-27867) filed on May 27, 1997)

    10.13  Stock Option Agreement by and between Diversified Corporate Resources, Inc. and
           Donald A. Bailey, executed May 15, 1997 (incorporated by reference from Exhibit 4.7 to the Registrant's Form S-8 (Reg. No. 333-27867) filed on May 27, 1997)

    10.14  Stock Option Agreement by and between Diversified Corporate Resources, Inc. and
           Samuel E. Hunter, executed May 15, 1997 (incorporated by reference from Exhibit 4.9 to the Registrant's Form S-8 (Reg. No. 333-27867) filed on May 27, 1997)

    10.15  Employment Contract by and between Diversified Corporate Resources, Inc. and J.
           Michael Moore, executed April 10, 1997 (incorporated by reference from Exhibit
           10(z)(xviii) to the Registrant's Form 10-K for the year ended December 31, 1996)

    10.16  Employment Contract by and between Diversified Corporate Resources, Inc. and M. Ted
           Dillard, executed April 10, 1997 (incorporated by reference from Exhibit
           10(z)(xviii) to the Registrant's Form 10-K for the year ended December 31, 1996)

    10.17  Standard Form Office Lease between Zell/Merrill Lynch Real Estate Opportunity
           Partners Limited and Lafarge Corporation, dated February 26, 1993 (incorporated by reference from Exhibit 10.17 to the Registrant's Amendment No. 1 to the Registrant's
           Registration Statement on Form S-1 (Reg. No. 333-31825))

    10.18  First Amendment to the Office Lease between Zell/Merrill Lynch Real Estate
           Opportunity Partners Limited and Lafarge Corporation, dated February 20, 1995
           (incorporated by reference from Exhibit 10.18 to the Registrant's Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-31825))

    10.19  Second Amendment to the Office Lease between Zell/Merrill Lynch Real Estate
           Opportunity Partners Limited and Lafarge Corporation, dated February 22, 1995
           (incorporated by reference from Exhibit 10.19 to the Registrant's Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-31825))

    10.20  Third Amendment to the Office Lease between Zell/Merrill Lynch Real Estate
           Opportunity Partners Limited and Lafarge Corporation, dated November 3, 1995
           (incorporated by reference from Exhibit 10.20 to the Registrant's Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-31825))

    10.21  Fourth Amendment to the Office Lease between Zell/Merrill Lynch Real Estate
           Opportunity Partners Limited and Lafarge Corporation, dated October 24, 1996
           (incorporated by reference from Exhibit 10.21 to the Registrant's Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-31825))

    10.22  Fifth Amendment to the Office Lease between Zell/Merrill Lynch Real Estate
           Opportunity Partners Limited and Lafarge Corporation, dated January 7, 1997
           (incorporated by reference from Exhibit 10.22 to the Registrant's Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-31825))

     11.1  Statement re computation of per share earnings (incorporated by reference from
           Exhibit 11.1 to the Registrant's Amendment No. 1 to the Registrant's Registration
           Statement on Form S-1 (Reg. No. 333-31825))

     21    List of Subsidiaries (incorporated by reference from Exhibit 21 to the Registrant's
           Form 10-K for the year ended December 31, 1996)

     23.1  Consent of Coopers & Lybrand L.L.P.*

     23.2  Consent of Weaver & Tidwell, L.L.P.*

     23.3  Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit
           5.1)*

     24    Power of Attorney (included on signature page of this Registration Statement)

     27    Financial Data Schedule (incorporated by reference from Exhibit 27 to the
           Registrant's Amendment No. 1 to the Registrant's Registration Statement on Form S-1
           (Reg. No. 333-31825))


------------------------

*   Filed herewith.

    (B) FINANCIAL STATEMENT SCHEDULES

        Not applicable.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 29th day of September, 1997.


                                DIVERSIFIED CORPORATE RESOURCES, INC.

                                BY:  /S/ J. MICHAEL MOORE
                                     -----------------------------------------
                                     J. Michael Moore
                                     CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

     /s/ J. MICHAEL MOORE       Chairman and Chief
------------------------------  Executive Officer            September 29, 1997
       J. Michael Moore

      /s/ M. TED DILLARD        President, Secretary,
------------------------------  Treasurer and Director       September 29, 1997
        M. Ted Dillard

     /s/ DOUGLAS G. FURRA       Chief Financial Officer and
------------------------------  Principal Financial Officer  September 29, 1997
       Douglas G. Furra

    /s/ SAMUEL E. HUNTER*       Director
------------------------------
       Samuel E. Hunter



*By:    /s/ J. MICHAEL MOORE
      -------------------------
          J. Michael Moore

         /s/ M. TED DILLARD
      -------------------------
           M. Ted Dillard
             AGENTS AND
          ATTORNEYS-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER    EXHIBIT DESCRIPTION
----------  -------------------------------------------------------------------------------------------------------

      1.1   Form of Underwriting Agreement (incorporated by reference from Exhibit 1.1 to the Registrant's
            Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-31825))

      1.2   Form of Common Stock Warrant (incorporated by reference from Exhibit 1.2 to the Registrant's Amendment
            No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-31825))

      2     Agreement and Plan of Merger (incorporated by reference from Exhibit 2(a) to the Registrant's
            Registration Statement on Form S-18 (Reg. No. 33-760 FW))

      3.1   Articles of Incorporation of the Registrant as amended (incorporated by reference from Exhibit 3(a) to the Registrant's Registration Statement on Form S-18 (Reg. No. 33-760 FW))

      3.2   Bylaws of the Registrant (incorporated by reference from Exhibit 3(b) to the Registrant's Registration
            Statement on Form S-18 (Reg. No. 33-760 FW))

      4.1   Form of certificate for the Common Stock of the Registrant*

      5.1   Opinion of Jenkens & Gilchrist, a Professional Corporation*

     10.1   Employment Contract Agreement entered into June 9, 1995, between Management Alliance Corporation, a wholly-owned subsidiary of the Registrant, and Anthony J. Bruno, Chicago, Illinois, an employee
            (incorporated by reference from Exhibit 10(z)(iii) to the Registrant's Form 10-K for the year ended
            December 31, 1994)

     10.2   Stock Option Agreement by and between Diversified Corporate Resources, Inc. and J. Michael Moore,
            executed December 1, 1995 (incorporated by reference from Exhibit 10(z)(iv)to the Registrant's Form
            10-K for the year ended December 31, 1995)

     10.3   Stock Option Agreement by and between Diversified Corporate Resources, Inc. and M. Ted Dillard,
            executed December 1, 1995 (incorporated by reference from Exhibit 10(z)(v) to the Registrant's Form
            10-K for the year ended December 31, 1995)

     10.4   Stock Option Agreement by and between Diversified Corporate Resources, Inc. and Donald A. Bailey,
            executed December 1, 1995 (incorporated by reference from Exhibit 10(z)(vi) to the Registrant's Form
            10-K for the year ended December 31, 1995)

     10.5   Loan Agreement by and between Information Systems Consulting Corp. (a wholly-owned subsidiary of the
            Company) and Concord Growth Corp. executed August 26, 1996 (incorporated by reference from Exhibit
            10(z)(vii) to the Registrant's Form 10-K for the year ended December 31, 1996)

     10.6   Amendment to Loan Agreement by and between Information Systems Consulting Corp. and Concord Growth Corp
            (incorporated by reference from Exhibit 10(z)(viii) to the Registrant's Form 10-K for the year ended
            December 31, 1996)

     10.7   General Continuing Guaranty of Preferred Funding Corporation in favor of Concord Growth Corporation
            (incorporated by reference from Exhibit 10(z)(ix) to the Registrant's Form 10-K for the year ended
            December 31, 1996)

     10.8   General Continuing Guaranty of the Company in favor of Concord Growth Corporation (incorporated by reference from Exhibit 10(z)(x) to the Registrant's Form 10-K for the year ended December 31, 1996)

     10.9   General Continuing Guaranty of Management Alliance Corporation in favor of Concord Growth Corporation
            (incorporated by reference from Exhibit 10(z)(xi) to the Registrant's Form 10-K for the year ended
            December 31, 1996)

 EXHIBIT
  NUMBER    EXHIBIT DESCRIPTION
----------  -------------------------------------------------------------------------------------------------------
     10.10  The Registrant's Amended and Restated 1996 Nonqualified Stock Option Plan, effective as of December 27,
            1996 (incorporated by reference from Exhibit 10(z)(xii) to the Registrant's Form 10-K for the year ended December 31, 1996)

     10.11  Stock Option Agreement by and between Diversified Corporate Resources, Inc. and J. Michael Moore,
            executed May 15, 1997 (incorporated by reference from Exhibit 4.10 to the Registrant's Form S-8 (Reg.
            No. 333-27867) filed on May 27, 1997)

     10.12  Stock Option Agreement by and between Diversified Corporate Resources, Inc. and M. Ted Dillard,
            executed May 15, 1997 (incorporated by reference from Exhibit 4.8 to the Registrant's Form S-8 (Reg.
            No. 333-27867) filed on May 27, 1997)

     10.13  Stock Option Agreement by and between Diversified Corporate Resources, Inc. and Donald A. Bailey,
            executed May 15, 1997 (incorporated by reference from Exhibit 4.7 to the Registrant's Form S-8 (Reg.
            No. 333-27867) filed on May 27, 1997)

     10.14  Stock Option Agreement by and between Diversified Corporate Resources, Inc. and Samuel E. Hunter,
            executed May 15, 1997 (incorporated by reference from Exhibit 4.9 to the Registrant's Form S-8 (Reg.
            No. 333-27867) filed on May 27, 1997)

     10.15  Employment Contract by and between Diversified Corporate Resources, Inc. and J. Michael Moore, executed
            April 10, 1997 (incorporated by reference from Exhibit 10(z)(xviii) to the Registrant's Form 10-K for the year ended December 31, 1996)

     10.16  Employment Contract by and between Diversified Corporate Resources, Inc. and M. Ted Dillard, executed
            April 10, 1997 (incorporated by reference from Exhibit 10(z)(xviii) to the Registrant's Form 10-K for the year ended December 31, 1996)

     10.17  Standard Form Office Lease between Zell/Merrill Lynch Real Estate Opportunity Partners Limited and
            Lafarge Corporation, dated February 26, 1993 (incorporated by reference from Exhibit 10.17 to the
            Registrant's Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No.
            333-31825))

     10.18  First Amendment to the Office Lease between Zell/Merrill Lynch Real Estate Opportunity Partners Limited
            and Lafarge Corporation, dated February 20, 1995 (incorporated by reference from Exhibit 10.18 to the
            Registrant's Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No.
            333-31825))

     10.19  Second Amendment to the Office Lease between Zell/Merrill Lynch Real Estate Opportunity Partners
            Limited and Lafarge Corporation, dated February 22, 1995 (incorporated by reference from Exhibit 10.19 to the Registrant's Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No.
            333-31825))

     10.20  Third Amendment to the Office Lease between Zell/Merrill Lynch Real Estate Opportunity Partners Limited
            and Lafarge Corporation, dated November 3, 1995 (incorporated by reference from Exhibit 10.20 to the
            Registrant's Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No.
            333-31825))

     10.21  Fourth Amendment to the Office Lease between Zell/Merrill Lynch Real Estate Opportunity Partners
            Limited and Lafarge Corporation, dated October 24, 1996 (incorporated by reference from Exhibit 10.21 to the Registrant's Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No.
            333-31825))

     10.22  Fifth Amendment to the Office Lease between Zell/Merrill Lynch Real Estate Opportunity Partners Limited
            and Lafarge Corporation, dated January 7, 1997 (incorporated by reference from Exhibit 10.22 to the
            Registrant's Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No.
            333-31825))

     11.1   Statement re computation of per share earnings (incorporated by reference from Exhibit 11.1 to the
            Registrant's Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No.
            333-31825))

 EXHIBIT
  NUMBER    EXHIBIT DESCRIPTION
----------  -------------------------------------------------------------------------------------------------------
     21     List of Subsidiaries (incorporated by reference from Exhibit 21 to the Registrant's Form 10-K for the year ended December 31, 1996)

     23.1   Consent of Coopers & Lybrand L.L.P.*

     23.2   Consent of Weaver & Tidwell, L.L.P.*

     23.3   Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5.1)*

     24     Power of Attorney (included on signature page of this Registration Statement)

     27     Financial Data Schedule (incorporated by reference from Exhibit 27 to the Registrant's Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-31825))


------------------------

*   Filed herewith.